UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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SANDY SPRING BANCORP, INC.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF 2020 ANNUAL MEETING OF SHAREHOLDERS

Thursday, June 4, 2020, 10:00 a.m.

Virtual Only - www.meetingcenter.io/221737041

Due to concerns about the COVID-19 virus and the safety of our meeting attendees, the Board of Directors has authorized the 2020 annual meeting of shareholders (“Annual Meeting”) to be conducted solely online via live webcast. You will be able to attend and participate in the Annual Meeting online, vote your shares electronically and submit your questions prior to and during the meeting by visiting: www.meetingcenter.io/221737041 at the date and time described in the accompanying proxy statement. The password for the meeting is SASR2020. There is no physical location for the Annual Meeting.

Sandy Spring Bancorp, Inc. intends to return to in-person shareholder meetings in future years, assuming the current COVID-19 health crisis is no longer a concern. Meanwhile, we are excited to embrace the latest technology to provide expanded access, improved communication, and a safe environment for everyone.

The 2020 Annual Meeting will be held for the purpose of considering:

(1)	The election of five Class II directors to serve until the 2023 annual meeting, one Class I director to serve until the 2021 annual meeting, and one Class III director to serve until the 2022 annual meeting, in each case until their successors are duly elected and qualified;

(2)	A non-binding resolution to approve the compensation for the named executive officers;

(3)	The ratification of the appointment of Ernst & Young LLP as the independent registered public accounting firm for the year 2020; and

(4)	Such other business as may properly come before the annual meeting or any adjournment thereof.

The board of directors established April 13, 2020, as the record date for this meeting. Shareholders of record as of the close of business on that date are entitled to receive this notice of meeting and vote their shares at the meeting and any adjournments or postponements of the meeting.

Your vote is very important. The board urges each shareholder to promptly vote online, by phone, or sign and return the enclosed proxy card. If you choose to attend the virtual meeting, you may withdraw your proxy and vote online during the course of the meeting.

By order of the board of directors,

Olney, MD	Aaron M. Kaslow
April 24, 2020	General Counsel & Secretary

Important Notice Regarding the Availability of Proxy Materials for the
2020 Annual Meeting of Shareholders to be Held on June 4, 2020
This proxy statement and the 2019 Annual Report on Form 10-K are available at
www.investorvote.com/sasr.

TABLE OF CONTENTS

Proxy Summary	3
Summary of Governance Practices	4
PROPOSAL 1: Election of Directors	5
Corporate Governance and Other Matters	11
Director Independence
Plurality Plus Resignation Policy
Board Leadership Structure, Education and Self-Assessment Process
Board’s Role in Risk Oversight
Board Committees
Director Attendance at Board and Committee Meetings
Attendance at the Annual Meeting of Shareholders
Director Compensation
Stock Ownership Requirements for Directors
Section 16(a) Beneficial Ownership Reporting Compliance	14
Stock Ownership of Certain Beneficial Owners	15
Owners of More Than 5% of Sandy Spring Bancorp, Inc. Common Stock	16
Transactions and Relationships with Management	16
Compensation Discussion and Analysis.	17
Executive Summary
“Say on Pay” Vote and Shareholder Alignment
Executive Compensation Practices
Executive Compensation Philosophy
Factors for Determining Compensation
Elements of Compensation
Named Executive Officer New Hire Compensation
Deferred Compensation, Retirement Benefits, and Life Insurance Benefits
Business-Related Benefits and Perquisites
Role of the Compensation Committee, Management and Compensation Consultants in Executive Compensation Process
Additional Compensation Policies, Practices and Considerations
Compensation Committee Report	26
Executive Compensation Tables	27

PROPOSAL 2: A Non-Binding Resolution to Approve the Compensation for the Named Executive Officers	35

PROPOSAL 3: The Ratification of the Appointment of Ernst & Young LLP as the Independent Registered Public Accounting Firm for the Year 2020	35

Audit and Non-Audit Fees	36
Audit Committee's Pre-Approval Policies and Procedures	36
Report of the Audit Committee	36
General Information	38
Notice and Accessibility of Proxy Materials
Who Can Vote and What Constitutes a Quorum
Exercising Your Right to Vote
Shares Held Through a Broker
Telephone and Internet Voting
How to Attend the Virtual Meeting and What You will Need
Changing Your Vote
Costs of Proxy Solicitation
Tabulation of Votes and Public Announcement of Results
Shareholder Proposals and Communications	39

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Sandy Spring Bancorp, Inc.

Proxy Statement

The board of directors of Sandy Spring Bancorp, Inc. has furnished this proxy statement to you in connection with the solicitation of proxies to be used at the 2020 annual meeting of shareholders (“Annual Meeting”) or any postponement or adjournment of the meeting. The notice of annual meeting is being first mailed on or about April 24, 2020 to shareholders of record as of the close of business on April 13, 2020 (the “Record Date”). In this proxy statement, the “Company,” “Bancorp,” “we,” “our” or similar references mean Sandy Spring Bancorp, Inc. and its subsidiaries. The “Bank” refers to Sandy Spring Bank. The “Board” refers to the board of directors of Sandy Spring Bancorp, Inc.

The Board chose to hold the Annual Meeting in virtual format only for the first time due to the coronavirus pandemic, which has elevated health safety concerns for our shareholders, making the virtual-only format the safe means for attending the Annual Meeting.

Proxy Summary

The following is an overview of information described in more detail throughout this proxy statement. This is only a summary, and we encourage you to read the entire proxy statement carefully before voting. For complete information about the Company’s performance, please review our 2019 Annual Report on Form 10-K.

Please refer to your Notice of Internet Availability of Proxy Materials (“Notice”) for instructions on how to attend and participate in this year’s virtual-only Annual Meeting. You will need your control number on the Notice or Proxy Card to register at the virtual meeting site.

Date and Time:	Thursday, June 4, 2020, 10:00 a.m.

Virtual meeting site:	www.meetingcenter.io/221737041

Record Date:	April 13, 2020

Voting Matters and Board Recommendations

Proposal		Board Recommendation	More Information
1)	Election of five Class II directors, one Class I director, and one Class III director named in this proxy.	“FOR” all nominees	Page 5
2)	A non-binding resolution to approve the compensation for the named executive officers.	“FOR”	Page 35
3)	The ratification of the appointment of Ernst & Young LLP as the independent registered public accounting firm for the year 2020.	“FOR”	Page 35

How To Cast Your Vote

Even if you plan to attend the annual meeting in person, please cast your vote as promptly as possible by following the instructions on the Notice of Availability of Proxy Materials and the proxy voting card using:

Internet	Telephone	Mail
:	)	*

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Summary of Governance Practices

The Company is committed to governance practices that support our long-term strategy, demonstrate high levels of integrity, and earn the confidence of investors. This table is as of the Record Date.

Current Board and Governance Information

Board Size	15

Independent Chairman	Yes

Independent Directors	14

Board Diversity	33%

Average Age of Directors	64 years

Average Tenure of Directors	8 years

Mandatory Director Retirement Age	72 years

Director Term	3 years

Regular Board Meetings in 2019	9

Special Board Meetings in 2019	2

Average Attendance at Board and Committee Meetings	94%

Plurality Plus Resignation in Uncontested Director Elections	Yes

Independent Directors Meet Regularly in Executive Session	Yes

Independent Audit Committee Meets with Auditor in Executive Session	Yes

Board Risk Committee	Yes

Annual Board Evaluations	Yes

Continuing Education Program	Yes

Stock Ownership Guidelines for Directors and Executives	Yes

Anti-Hedging Policy	Yes

Clawback Policy	Yes

Code of Business Conduct available on website	Yes

Corporate Governance Policies available on website	Yes

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PROPOSAL 1: Election of Directors

The board is elected by the shareholders to represent their interest in the Company. With the exception of those matters reserved for shareholders, the board is the highest and ultimate decision-making authority. The board works closely with executive management and oversees the development and execution of our business strategy.

Board Complement

The Company maintains a classified board, meaning that only a portion of the board is elected each year. The classified structure provides stability of leadership and supports our long-term strategy. The board is divided into three classes in as equal number as possible. In general, the term of only one class expires each year, and the directors within that class are elected for a term of three years or until their successors are elected and qualified.

In connection with the merger of Revere Bank (“Revere”) with and into Sandy Spring Bank on April 1, 2020, the Company agreed to appoint three Revere directors to the Company’s board. Due to provisions in the Company’s articles of incorporation that limit the number of directors to 15, two former Revere directors were appointed to the Company’s board as of the closing of the merger: Walter Clayton Martz II and Christina B. O’Meara. The third, Brian J. Lemek, has been nominated for election at the annual meeting. Concurrently, with the closing of the merger, Mr. Martz, Ms. O’Meara, and Mr. Lemek were appointed to the board of Sandy Spring Bank.

Per the Company’s bylaws, Robert E. Henel, Jr. and Joe R. Reeder, having attained the age of 72, will retire from board service at the close of the annual meeting. If all nominees are elected, following the annual meeting the board will stand at 14 members.

Director-Nominees

Five Class II directors are nominated for election for a three-year term expiring in 2023. They are Mark E. Friis, Brian J. Lemek, Pamela A. Little, James J. Maiwurm, and Craig A. Ruppert. With the exception of Mr. Lemek, all Class II director-nominees currently serve on the board and have been elected previously by the shareholders. As noted above, Mr. Lemek currently serves on the board of Sandy Spring Bank. Walter Clayton Martz II is nominated for election as a Class I director for a one-year term expiring in 2021, and Christina B. O’Meara is nominated for election as a Class III director for a two-year term expiring in 2022.

Nomination Process

The Nominating Committee is responsible for recruiting and recommending candidates to the board. In exercising its duties, the committee considers the present skills and experience on the board and the qualifications that are desired in order to meet the Company’s changing needs.

Our Corporate Governance Policy outlines the general competencies required of all directors including the highest standards in exercising his or her duty of loyalty, care and commitment to all of our shareholders. Prior to the recruitment of a new director, the board gathers input from all directors in order to form a collective picture of the particular competencies needed to fulfill the board’s obligations and support our long-term strategy. Such competencies may include expertise in: the banking industry, financial matters, risk management, marketing, a geographic market, regional economics, strategic planning, executive management, technology or other relevant subjects. The board also values diversity and seeks to include a broad range of backgrounds, experience and personality styles.

The Nominating Committee encourages suggestions for qualified director candidates from the chief executive officer, the chairman of the board, other directors, and from shareholders, and is responsible for the evaluation of such suggestions. Shareholders may submit suggestions for qualified director candidates by writing to Aaron M. Kaslow, General Counsel and Secretary, at Sandy Spring Bancorp, Inc., 17801 Georgia Avenue, Olney, Maryland 20832. Submissions should include information regarding a candidate's background, qualifications, experience and willingness to serve as a director. In addition, the Nominating Committee may consider candidates submitted by a third party search firm hired for this purpose. The Nominating Committee uses the same process for evaluating all nominees, including those recommended by shareholders, using the board membership criteria described above. Please see "Shareholder Proposals and Communications" on page 39.

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Information About Nominees and Incumbent Directors

The information below sets forth the names of the nominees for election describing their skills, experience and qualifications for election. Each has given his or her consent to be nominated and has agreed to serve, if elected. If any person nominated by the Board is unable to stand for election, the shares represented by proxies may be voted for the election of such other person or persons as the present Board may designate.

Also provided is information on the background, skills, and experience of the remaining incumbent directors. Unless described otherwise, each director has held his or her current occupation for at least five years, and the ages listed are as of the Record Date.

Voting Standard for Uncontested Elections

With respect to the election of directors, a plurality of all the votes cast at the annual meeting will be sufficient to elect a nominee as a director. In an uncontested election, an incumbent director-nominee who receives a greater number of votes “withheld” than votes “for” will promptly tender his or her resignation following certification of the shareholder vote. The Nominating Committee will consider the resignation, taking into consideration any information it deems to be appropriate and relevant, and make a recommendation to the board.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH OF THE FOLLOWING NOMINEES AS A DIRECTOR OF SANDY SPRING BANCORP, INC.

Class II Director - Nominees – For Terms Expiring at the 2023 Annual Meeting

Mark E. Friis

Age: 64

Director since: 2005

Independent

Committees: Risk, Compensation

Skills and qualifications: Business management experience, strategic planning, sales and marketing skills, and in-depth knowledge of the local economy and housing market trends.

In 2017, Mr. Friis became the Chairman of Rodgers Consulting, Inc., having previously served as the privately held firm’s majority shareholder, President and CEO since 2002. Rodgers Consulting, headquartered in Germantown, Maryland, is a land development planning and engineering firm specializing in town planning, urban design, development entitlements, site engineering and natural resource management for developers, builders, institutions and corporations. Mr. Friis is a member of the Urban Land Institute, the Maryland Building Industry Association, the American Planning Association, and has numerous affiliations with professional and civic organizations in the suburban Maryland region. He chairs Sandy Spring Bank’s Frederick Advisory Board, and currently serves as the Vice Chairman of the Board of Trustees for Hood College in Frederick, MD.

Picture Unavailable at Printing Brian J. Lemek	Age: 56 Independent Skills and qualifications: Executive leadership, strategic planning, marketing, industry experience, and business expertise.	Mr. Lemek was a founding director of the former Revere Bank and was appointed to the board of Sandy Spring Bank upon the effective date of the merger. Mr. Lemek is the founder and owner of Lemek, LLC, the franchisee for Panera Bread bakery-cafes in the state of Maryland. Lemek, LLC currently owns and operates over 50 locations. In 2010, Mr. Lemek founded Lemek Slower Lower LLC which owns six Panera Bread Cafes in Southern New Jersey and Delaware. Mr. Lemek currently serves on the board of trustees of his alma mater, Saint Ambrose University in Davenport, Iowa, where he chairs the Building & Grounds Committee.

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Pamela A. Little

Age: 66

Director since: 2005

Independent

Committees: Audit Chairman, Executive & Governance, Nominating

Skills and qualifications: Broad range of business experience including public companies, financial expertise, knowledge of mergers and acquisitions, executive leadership skills, and human resources experience.

Ms. Little is the Chief Financial Officer of Nathan, Inc., a private international economic and analytics consulting firm that works with government and commercial clients around the globe. From 2014 to 2018, she was the Executive Vice President and Chief Financial Officer of Modern Technology Solutions Inc., an employee-owned government contractor, for which she remains on the board. Ms. Little has over 35 years of experience working with companies ranging from privately held start-up firms to large, publicly-traded government contracting firms. Ms. Little currently serves on the advisory board of Excella, a technology contractor. Ms. Little serves as the chair of the Company’s Audit Committee and is the committee’s designated financial expert.

James J. Maiwurm

Age: 71

Director since: 2015

Independent

Committees: Audit, Risk

Skills and qualifications: Extensive professional experience and business expertise in acquisitions and business ventures, and experience with publicly traded companies.

Mr. Maiwurm is Chair Emeritus and Senior Counsel at Squire Patton Boggs, a top-25 global legal practice, a position he has held since 2015. He served as Chair of the firm and its Management Committee in 2009 - 2010 and then served as Chair of the Global Board and Global CEO of Squire Patton Boggs LLP (AU, UK, and US) from 2011 through 2014. He has served in both executive and board positions for publicly traded, privately held, and nonprofit organizations. Mr. Maiwurm’s law practice involves representing the parties to transactions such as private equity investments, public offerings, and domestic and international acquisitions and joint ventures.

Craig A. Ruppert

Age: 66

Director since: 2002

Independent

Committees: Nominating Chairman, Executive & Governance

Skills and qualifications: Strategic planning, executive management, commercial real estate, and extensive business expertise.

Mr. Ruppert is the founder, President and CEO of The Ruppert Companies, which is comprised of Ruppert Landscape, Inc., a commercial landscape construction and management company located in eight states; Ruppert Nurseries, Inc., a tree growing and moving operation; and Ruppert Properties, LLC, an industrial property development and management company. Mr. Ruppert chairs the Nominating Committee of the board.

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Class I Director - Nominee – For Term Expiring at the 2021 Annual Meeting

Walter Clayton Martz II	Age: 68 Independent Skills and qualifications: Extensive professional business experience, prior bank board experience, deep knowledge of local market, and leadership skills.	Mr. Martz was a director of the former Revere Bank and was appointed to the Board upon the merger with Sandy Srping Bank. He currently is the Managing Member of Walter C. Martz LLC, in Frederick, Md., a general law practice encompassing a broad spectrum of legal matters ranging from corporate matters and estate administration to complex real estate and commercial banking transactions. Mr. Martz has also served on the Maryland Tax Court since 1980 and is currently the Chief Judge.

Class III Director - Nominee – For Term Expiring at the 2022 Annual Meeting

Picture Unavailable at Printing Christina B. O’Meara	Age: 67 Independent Skills and qualifications: Commercial real estate expertise, executive leadership skills, deep knowledge of the local market and local government.	Ms. O’Meara was a founding director of the former Revere Bank and was appointed to the board upon the merger with Sandy Spring Bank. Ms. O’Meara is president and founder of O’Meara Properties, a real estate brokerage, development, and management firm that was recently merged into Reliable Real Estate Services. She has extensive experience with commercial property and is a licensed real estate broker. Ms. O’Meara is an owner of Reliable Contracting Company and an officer of related companies. She is a former Legislation Committee chair for the Anne Arundel County Association of Realtors and a past land use chair for the Anne Arundel Trade Council. Ms. O’Meara is active in the global community to support education and basic needs for children. She currently serves as a director of Kaleidoscope Child Foundation.

Incumbent Class III Directors – Terms Expiring at the 2022 Annual Meeting

Mona Abutaleb	Age: 58 Director since: 2015 Independent Committees: Compensation, Risk Skills and qualifications: Executive leadership experience, strategic planning, expertise in IT services and technology.	Ms. Abutaleb has been the Chief Executive Officer of Medical Technology Solutions, LLC, a provider of technology solutions for the healthcare industry, since December 2019. From 2013 to 2018, Ms. Abutaleb was the Chief Executive Officer of mindSHIFT Technologies, Inc., an IT outsourcing/managed services and cloud services provider, which was acquired by Ricoh Company, Ltd. In 2014. From 2006 to 2013, Ms. Abutaleb served as President and Chief Operating Officer of mindSHIFT. Ms. Abutaleb also served as Senior Vice President, Ricoh USA from 2015 to 2017 and Executive Vice President of Ricoh Global Services from 2017 to 2018. Ms. Abutaleb is also on the board of Pentair plc (NYSE: PNR).

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Mark C. Micklem	Age: 61 Director since: 2019 Independent Committee: Compensation, Risk Skills and qualifications: Industry expertise, in-depth financial and capital markets experience, and M&A expertise.	Mr. Micklem retired from Robert W. Baird & Co. Inc., in 2018 where he was a Managing Director and Head of Financial Services Investment Banking for 12 years. While at Baird, Mr. Micklem focused on providing capital financing and merger and acquisition advisory services to banks and other financial services companies. Prior to joining Baird, Mr. Micklem was head of the Financial Services Investment Banking Group at Legg Mason for 10 of his 21 years there. During his career, Mr. Micklem completed more than 250 financing and M&A advisory engagements for financial services companies. Capital raising assignments included IPOs as well as public and private offerings of a variety of debt and equity securities.

Gary G. Nakamoto

Age: 56

Director since: 2011

Independent

Committee: Risk

Skills and qualifications:

Experience in government contracting, executive management experience in the technology industry, deep knowledge of the local market, and familiarity with local, state and national government.

Mr. Nakamoto is the principal of The Nakamoto Group, LLC, a consulting firm based in Great Falls, Virginia. Previously, he was the Chairman of the former Base Technologies (1996 to 2011), a firm that specialized in IT, outsourcing, and consulting. Under Mr. Nakamoto’s leadership, Base Technologies was named one of the Best Places to Work in Virginia and was designated a Top 100 IT federal government contractor. Mr. Nakamoto currently serves on George Mason University Foundation Board

Incumbent Class I Directors – Terms Expiring at the 2021 Annual Meeting

Ralph F. Boyd, Jr.

Age: 63

Director since: 2012

Independent

Committees: Compensation Chair, Executive & Governance, Nominating

Skills and qualifications: Extensive professional experience, executive leadership experience, public-company board service, and risk management experience.

Mr. Boyd is the Senior Resident Fellow for Leadership and Strategy for the Urban Land Institute (ULI), a global, multidisciplinary real estate organization dedicated to responsible land use. Previously he was CEO of ULI Americas Region from 2017 to 2018. Prior to that Mr. Boyd was the CEO of the Massachusetts Region of The American Red Cross from 2014 to 2017. He is a Harvard Law School graduate and previously served as Assistant Attorney General for Civil Rights under President Bush and as EVP and General Counsel of Freddie Mac. Among other distinctions, Mr. Boyd currently serves as chair of the NHP Foundation, a national nonprofit developer and owner of multi-family affordable housing.

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Robert L. Orndorff Chairman

Age: 63

Director since: 1991

Independent

Committees: Executive & Governance Chairman, ex officio on all committees

Skills and qualifications: Extensive business experience, leadership skills, knowledge of government contracting, strategic planning skills, and knowledge of the local market.

Mr. Orndorff is the founder and President of RLO Contractors, Inc., a leading residential and commercial excavating and grading company in central Maryland that also provides mulch and topsoil products. Mr. Orndorff’s experience in building a highly successful business with a strong reputation for quality, teamwork, and integrity is a testament to his leadership ability that is also strongly aligned with the Company’s culture and values.

Mark C. Michael

Age: 57

Director since: 2018

Independent

Committee: Compensation

Skills and qualifications: Executive leadership skills, strategic planning, bank board experience, marketing, HR practices, risk management, and knowledge of the local market.

Mr. Michael is the co-founder and President of Occasions Caterers Inc., a full-service, off-premise catering firm, located in Washington, D.C. since 1986. He is also founder and CEO of Protocol Staffing Services LLC, a hospitality staffing service, as well as Menus Catering, Inc., a corporate drop-off catering service. Mr. Michael is on the President’s Council for Higher Achievement Program, and he serves on the board of directors of DC Central Kitchen. He is a member of the US Chamber of Commerce, the Greater Washington Board of Trade, the Washington Convention and Visitors Bureau, and the International Society of Event Specialists. Mr. Michael previously served on the board of directors of WashingtonFirst Bankshares, Inc. until January 2018.

Daniel J. Schrider President & CEO

Age: 55

Director since: 2009

Non-Independent

Committees: Executive & Governance, Risk

Skills and qualifications: Deep industry and institutional knowledge, strategic planning and analytical skills, financial expertise, risk management, and executive management.

Mr. Schrider has served as president and chief executive officer of Sandy Spring Bancorp, Inc., since January 1, 2009. Mr. Schrider is the 11th president of Sandy Spring Bank since its founding in 1868. Mr. Schrider has been part of Sandy Spring Bank for 30 years when he joined the company in 1989 as a commercial lender. He advanced his career to the executive level in 2003 and became the Bank's Chief Credit Officer. A leader among community bankers, Mr. Schrider is a former director of the American Bankers Association, a director and past chair of the Maryland Bankers Association, a past chair of the Stonier Graduate School of Banking Advisory Board, and a sought-after guest speaker at local and national industry events.

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Corporate Governance and Other Matters

The board is committed to setting a tone of the highest ethical standards and performance for our management, officers, and the Company as a whole. The board believes that strong corporate governance practices are a critical element of doing business today. To that end, the Corporate Governance Policy is reviewed regularly to ensure that it reflects the best interests of the Company and its shareholders. The policy is on our investor relations website at www.sandyspringbank.com.

In addition, our Board has adopted a Code of Business Conduct applicable to all directors, officers, and employees of the Company and its subsidiaries. It sets forth the legal and ethical standards that govern the conduct of business performed by the Company and its subsidiaries. The Code of Business Conduct may be found on our investor relations website at www.sandyspringbank.com.

Director Independence

The Board has affirmatively determined that all directors except Mr. Schrider are independent. The board complies with or exceeds the independence requirements for the board and committees established by the Nasdaq Stock Market, federal securities and banking laws and the standards included in our Corporate Governance Policy.

Plurality Plus Resignation Policy

In response to feedback from our shareholder engagement efforts, the board revised the Corporate Governance Policy in 2017 to require an incumbent director to promptly submit a letter of resignation if he or she receives more “withhold” votes than “for” votes in an uncontested election at an annual meeting of shareholders. The resignation will be considered by the Nominating Committee, which will make a recommendation to the board.

Board Leadership Structure, Education and Self-Assessment Process

The Company’s bylaws provide for the annual election of a chairman of the board from among the directors, and the Corporate Governance Policy states it is the board’s policy to separate the offices of the chairman and the chief executive officer. This separate role allows the chairman to maintain independence in the oversight of management. The chairman of the board also chairs the Executive and Governance Committee (see Executive and Governance Committee description below), which is empowered to act on behalf of the board between regular board meetings.

The board is committed to self-improvement and has established an annual self-assessment process that evaluates a different aspect of board effectiveness each year. In 2019, that process was facilitated by The Center for Board Excellence (“CBE”), an independent consultant. All directors completed an assessment of the board’s performance. The results of the evaluation were compiled by CBE, and a written report was given to the chairman. The chairman discussed the results with the board confidentially.

Board’s Role in Risk Oversight

The board fulfills a significant role in the oversight of risk in the Company both through the actions of the board as a whole and those of its committees. The board’s Risk Committee has duties and responsibilities for broad risk oversight. The Risk Committee receives regular reports on the status of the Company’s enterprise risk management program, which covers the following identified categories of risk: credit, market, liquidity, operational, strategic, and reputational. The Compensation Committee reviews reports on risk to the Company associated with incentive compensation plans. The Audit Committee meets regularly with the independent registered public accounting firm to receive reports on the results of the audit and review process. In addition, the Audit Committee receives internal audit reports that enable it to monitor operational risk throughout the Company and coordinates any substantive or systemic findings with the Risk Committee through a liaison member who serves on both committees.

Board Committees

The Board has five standing committees: Audit, Executive and Governance, Nominating, Compensation, and Risk. The charter for each committee may be found on our investor relations website at www.sandyspringbank.com.

Audit Committee - The Audit Committee is appointed by the board to assist in monitoring: (1) the integrity of the financial statements and financial reporting, including the proper operation of internal control over financial reporting and disclosure controls and procedures in accordance with the Sarbanes-Oxley Act of 2002; (2) compliance with legal and regulatory requirements; and (3) the independence and performance of internal and external auditors. The Audit Committee is directly responsible for the appointment and oversight of the external auditor, including review of their qualifications and compensation. The Audit Committee reviews the quarterly earnings press releases, as well as the Forms 10-Q and 10-K prior to filing. All members of the committee meet all requirements and independence standards as defined in applicable law, regulations of the SEC, Nasdaq listing rules, the Federal Deposit Insurance Act and related regulations. The board has determined that Pamela A. Little qualifies as an audit committee financial expert under the Nasdaq listing rules and applicable securities regulations.

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Executive and Governance Committee - This committee conducts board business between regular meetings as needed and provides oversight and guidance to the Board to ensure that the structure, policies, and processes of the board and its committees facilitate the effective exercise of the board's role in governing the Company. The committee reviews and evaluates the policies and practices with respect to the size, composition, independence and functioning of the board and its committees as stated in the Corporate Governance Policy. This committee is also responsible for maintaining the Code of Business Conduct, the annual CEO evaluation process, and the annual board evaluation process.

Nominating Committee - Members of this committee are independent directors within the meaning of the Nasdaq listing rules. The Nominating Committee makes recommendations to the Board with respect to nominees for election as directors. In exercising its responsibilities, the Nominating Committee considers general criteria and particular objectives or needs of the Company for specific competencies. The committee also has the authority to engage an outside search firm to source qualified candidates. See page 5 for a discussion of the nomination process.

Compensation Committee – Members of this committee are independent directors within the meaning of the Nasdaq listing rules. The Compensation Committee is responsible for developing executive compensation philosophy and determining all elements of compensation for executive officers including base salaries, short-term incentive compensation, equity awards, and retirement benefits. In addition, the committee considers other compensation and benefit plans on behalf of the board as required by regulation. The committee is charged with assessing whether the compensation plans encourage or reward unnecessary or excessive risk-taking by participants. The committee is also responsible for reviewing and making recommendations for non-employee director compensation and administering the Company’s equity compensation plans.

Risk Committee – The Risk Committee is responsible for assisting the board in its oversight of the Company’s enterprise risk management, including the review and approval of significant policies and practices concerning the various risks described in its charter as well as the analysis and assessment of potential risk in order to make recommendations to the board on strategic initiatives. The board delegates to the Risk Committee the oversight of specific risks as mandated by law or regulation, the authority to manage the Company’s affairs with regard to risk and the authority to handle unresolved issues referred to it by the board for further deliberation and recommendation. The Risk Committee works closely with the Chief Risk Officer to monitor key risk indicators and oversee the Company’s enterprise risk management structure.

Current Board Committee Membership and Number of Meetings

Name	Executive & Governance	Nominating	Audit	Compensation	Risk
Number of meetings in 2019	3	6	8(1)	6	6
Mona Abutaleb				X	X
Ralph F. Boyd, Jr.	X	X		Chair
Mark E. Friis			X	X
Robert E. Henel, Jr.	X	X			Chair
Pamela A. Little	X	X	Chair
James J. Maiwurm			X		X
Mark C. Michael				X
Mark C. Micklem				X	X
Gary G. Nakamoto					X
Robert L. Orndorff	Chair	X	X	X	X
Joe R. Reeder			X
Craig A. Ruppert	X	Chair
Daniel J. Schrider	X				X
(1)	The Audit Committee met four times in person and four times by teleconference to approve quarterly earnings releases.

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Director Attendance at Board and Committee Meetings

Each of our directors takes his and her commitment to serve on the board very seriously as demonstrated by the superior attendance record achieved each year. During 2019, the board held 9 regular meetings and 3 special meetings. Attendance at all board and committee meetings averaged 94%. In accordance with the Corporate Governance Policy, all incumbent directors attended well over 80% of the aggregate of (a) the total number of meetings of the Board and (b) the total number of meetings held by all committees on which they served.

Attendance at the Annual Meeting of Shareholders

The Board believes it is important for all directors to attend the annual meeting of shareholders to show support for the Company and to provide an opportunity to interact with shareholders directly. It is our policy that directors should attend the annual meeting of shareholders unless unable to attend by reason of personal or family illness or other urgent matters. All of our directors were in attendance at the 2019 annual meeting.

Director Compensation

Only non-employee directors are compensated for their service as board members. In 2019, the Compensation Committee requested a market analysis from Meridian Compensation Partners, LLC, to benchmark director compensation against peer banks. The peer group used was the same for executive compensation discussed on page 20. The Compensation Committee made recommendations to increase annual cash retainers for each director, the committee chairs, and the chairman of the board that were consistent with the median of the peer group. The Compensation Committee also recommended an increase in value for the annual equity grant for each director consistent with the median of the peer group.

Cash Compensation - Non-employee directors received cash compensation during 2019 according to the following schedule:

Annual Cash Retainer Per Director	$30,000

Additional Cash Annual Retainer for Board and Committee Chairs
Chairman of Board	$40,000
Audit Committee	$15,000
All Other Committees	$10,000

Board Meeting Attendance Fee (per meeting)	$1,200
Attending an in-person Board meeting by phone	$500

Committee Meeting Attendance Fee (per meeting)	$1,000

Directors are encouraged to attend all meetings in person unless the meeting is called by teleconference. Directors were not paid for limited-purpose teleconference meetings, and members of the Nominating Committee were not paid when the Executive & Governance Committee met on the same day. All directors of the Company also serve as directors of Sandy Spring Bank, for which they did not receive any additional compensation.

Equity Compensation - On March 6, 2019, each director received a grant of restricted stock valued at $35,000. The restricted stock will vest over three years in equal increments, and vesting accelerates upon the permanent departure from the board other than removal for just cause.

Deferred Fee Arrangements - Directors are eligible to defer all or a portion of their fees under the Director Deferred Fee Plan. The amounts deferred accrue interest at 120% of the long-term Applicable Federal Rate, which is not considered “above market” or preferential. Except in the case of financial emergency, deferred fees and accrued interest are payable only following termination of a director's service, at which time the director’s deferral account balance will be paid in a lump sum. Mr. Orndorff is a party to a Directors’ Fee Deferral Agreement, under which deferrals ceased in 2004, pursuant to which his beneficiary would receive a death benefit equal to the greater of the projected retirement benefit or the combined deferral account balance under the two fee deferral arrangements should his death occur while actively serving as a member of the Board.

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Director Stock Purchase Plan - Each director has the option of using from 50% to 100% of his or her annual retainer fee to purchase newly issued shares of Company common stock at the current fair market value at the time the retainer is paid in accordance with the plan. Directors make an annual election to participate in advance, and participation in the plan is ratified by the board. In 2019, Mr. Reeder used 100% of his retainer to purchase stock.

Hedging Policy - Under our Code of Business Conduct and our Insider Trading, Short-Term Trading and Hedging Policy, the Company’s directors, officers and employees are prohibited from entering into hedging or monetarization transactions, such as short sales, publicly-traded options, margin accounts, equity swaps, puts, calls, forwards or similar arrangements, with respect to Company securities.

2019 Non-Employee Director Compensation

Name	Fees Earned or Paid in Cash(1)	Stock Awards(2)	All Other Compensation(3)	Total
Mona Abutaleb	$53,000	$35,000	$1,849	$89,849
Ralph F. Boyd, Jr.	$64,200	$35,000	$1,849	$101,049
Mark E. Friis	$57,000	$35,000	$1,849	$93,849
Robert E. Henel, Jr.	$65,000	$35,000	$1,849	$101,849
Pamela A. Little	$68,200	$35,000	$1,849	$105,049
James J. Maiwurm	$52,000	$35,000	$1,849	$88,849
Mark C. Michael	$46,100	$35,000	$1,478	$82,578
Mark C. Micklem	$48,800	-	-	$48,800
Gary G. Nakamoto	$47,300	$35,000	$1,849	$84,149
Robert L. Orndorff	$113,200	$35,000	$1,849	$150,049
Joe R. Reeder	$45,300	$35,000	$1,478	$81,778
Craig A. Ruppert	$58,200	$35,000	$1,849	$95,049
Dennis A. Starliper(4)	$5,400	-	$378	$5,778
(1)	All or a portion of the reported cash compensation may be deferred under the Director Fee Deferral Plan. Please see the description of “Director Compensation” on page 13.
(2)	On March 6, 2019, each director was granted 1,001 shares of restricted stock. The value reported represents the grant date fair value of the award computed in accordance with FASB ASC Topic 718, and based on a grant date stock price of $34.98 per share. On December 31, 2019, each non-employee director, other than Messrs. Michael, Micklem and Reeder, had 1,634 shares of restricted stock. Messrs. Michael and Reeder each had 1,438 shares of restricted stock, and Mr. Micklem had none.
(3)	Amounts in this column represent dividends paid on restricted stock.
(4)	Mr. Starliper retired from the board effective April 24, 2019 at which time his outstanding restricted stock vested.

Stock Ownership Requirements for Directors

According to the Company’s bylaws, qualified directors are required to hold unencumbered shares of common stock with a fair market value of $1,000. The Corporate Governance Policy requires this minimum ownership position to increase with each year of service up to the lesser of 5,000 shares or $175,000 in fair market value by January 1st following the director’s fifth anniversary of service. All of the directors exceed the requirements of the policy.

Section 16(a) Beneficial Ownership Reporting Compliance

General

Section 16(a) of the Securities Exchange Act of 1934 requires that executive officers and directors, and any persons who own more than ten percent of a registered class of the Company’s equity securities file reports of ownership and changes in ownership with the SEC. Specific dates for such filings have been established by the SEC, and the Company is required to report in this proxy statement any failure to file reports in a timely manner in 2019.

Delinquent Section 16(a) Reports

Based solely on the review of the copies of forms it has received and the written representation from each person, all the executive officers and directors have complied with filing requirements applicable to them with respect to transactions during 2019 with the single exception of a Form 4 for Philip J. Mantua that was filed one day late.

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Stock Ownership of Certain Beneficial Owners

The following table sets forth information as of April 1, 2020, with respect to the shares of common stock beneficially owned by each director and director-nominee, by the 2019 named executive officers, and by all directors and executive officers as a group. No individual holds more than 1% of the total outstanding shares of common stock. All directors and executive officers as a group own 3.15% of outstanding common stock.

Name	Shares Owned (1) (2)	Restricted Stock	Stock Options	Total
Mona Abutaleb	3,545	885	-	4,430
Ralph F. Boyd, Jr.	6,087	885	-	6,972
Mark E. Friis(3)	38,483	885	-	39,368
Robert E. Henel, Jr.	11,194	885	-	12,079
Brian J. Lemek	253,347	-	-	253,347
Pamela A. Little	22,004	885	-	22,889
James J. Maiwurm	4,645	885	-	5,530
Walter Clayton Martz II(4)	29,903	-	-	29,903
Mark C. Michael	23,149	885	-	24,034
Mark C. Micklem	12,000	-	-	12,000
Gary G. Nakamoto	7,936	885	-	8,821
Christina B. O’Meara(5)	44,785	-	-	44,785
Robert L. Orndorff(6)	167,018	885	-	167,903
Joe R. Reeder	57,263	885	-	58,148
Craig A. Ruppert	86,073	885	-	86,958
Daniel J. Schrider (7)	79,965	40,959	-	120,924
Philip J. Mantua(8)	48,389	15,978	-	64,367
Joseph J. O’Brien(9)	42,034	19,351	-	61,385
R. Louis Caceres	29,070	15,209	-	44,279
Aaron M. Kaslow	2,000	13,244	-	15,244
All directors and all executive officers as a group (24 persons)	1,207,441	151,738	131,683	1,490,862

(1)	Under the rules of the SEC, an individual is considered to "beneficially own" any share of common stock which he or she, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise, has or shares: (a) voting power, which includes the power to vote, or to direct the voting of, such security; and/or (b) investment power, which includes the power to dispose, or to direct the disposition, of such security.
(2)	Only whole shares appear in the table. Fractional shares that may arise from participation in the dividend reinvestment plan are not shown.
(3)	Includes 25,782 shares owned by spouse’s trust for which Mr. Friis and his spouse share investment and voting power.
(4)	Includes 1,561 shares held in an estate for which Mr. Martz is personal representative, and 519 shares held in two trusts for which Mr. Martz is trustee. Mr. Martz has no pecuniary interest these holdings.
(5)	Includes 7,699 shares owned by Ms. O’Meara’s spouse
(6)	Includes 154,606 shares owned by trusts for which Mr. Orndorff and his spouse, as co-trustees, share investment and voting power.
(7)	Mr. Schrider’s shares include 6,268 shares held through employee benefit plans and 589 shares owned by Mr. Schrider’s daughters for which Mr. Schrider is custodian.
(8)	Mr. Mantua’s shares include 16,877 shares held through employee benefit plans.
(9)	Mr. O’Brien’s shares include 5,159 shares held through employee benefit plans.

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Owners of More than 5% of Sandy Spring Bancorp, Inc. Common Stock

Name	Amount and Nature of Beneficial Ownership		Percentage of Shares Outstanding as of April 1, 2020
BlackRock, Inc. 55 East 52nd Street, New York, NY 10055	4,054,048	(1)	8.6%
Dimensional Fund Advisors LP 6300 Bee Cave Road, Austin, TX 78746	2,683,945	(2)	5.7%
(1)	According to the Schedule 13G/A filed by Blackrock, Inc., with the Securities and Exchange Commission (“SEC”) on February 4, 2020, BlackRock, Inc., had sole voting power with respect to 3,763,130 shares and sole dispositive power with respect to 4,054,048 shares.
(2)	According to the Schedule 13G/A filed by Dimensional Fund Advisors LP on February 12, 2020, Dimensional Fund Advisors had sole voting power with respect to 2,601,355 shares and sole dispositive power with respect to 2,683,945 shares. Dimensional Fund Advisors LP, an investment adviser registered under Section 203 of the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager or sub-adviser to certain other commingled funds, group trusts and separate accounts (such investment companies, trusts and accounts, collectively referred to as the “Funds”). In its role as investment advisor, sub-advisor and/or manager Dimensional may be deemed to be the beneficial owner of the shares held by the Funds. However, all securities reported are owned by the Funds. Dimensional Fund Advisors LP disclaims beneficial ownership of such securities.

Transactions and Relationships with Management

The Board adopted a written policy with respect to “related party transactions” to document procedures pursuant to which such transactions are reviewed, approved or ratified. Under SEC rules, “related parties” include any director, executive officer, or greater than 5% stockholder of the Company, and their immediate family members. The policy applies to any transaction in which the Company is a participant, any related party has a direct or indirect material interest, and the amount involved exceeds $120,000, but excludes any transaction that does not require disclosure under Item 404(a) of SEC Regulation S-K, including banking, insurance, trust and wealth management services provided to related parties on substantially the same terms for comparable services provided to unrelated third parties. In addition, loans to related parties are excluded from the policy, but only if the loan (i) is made in the ordinary course of business, (ii) is on market terms or terms that are no more favorable than those offered to unrelated third parties, (iii) when made does not involve more than the normal risk of collectability or present other unfavorable features, (iv) would not be disclosed as nonaccrual, past due, restructured or a potential problem loan, and (v) complies with applicable law.

The Audit Committee, with assistance from the Company’s General Counsel, is responsible for reviewing and, where appropriate, approving or ratifying any related person transaction involving the Company or its subsidiaries and related parties.

As required by federal regulations, extensions of credit by the Bank to directors and executive officers are subject to the procedural and financial requirements of Regulation O of the Board of Governors of the Federal Reserve System, which generally require advance approval of such transactions by disinterested directors. Extensions of credit to directors or officers of the Company and Bank are subject to approval by the disinterested members of the Risk Committee per the terms of Regulation O and Bank policy. If total exposure to an officer or director exceeds $500,000, extensions of credit to that officer or director are subject to approval by all disinterested directors on the board.

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Compensation Discussion and Analysis

The following compensation discussion and analysis (“CD&A”) provides a detailed description of the Company’s executive compensation philosophy, components, and the factors used by the Compensation Committee (or “committee” within this section) for determining 2019 compensation for the named executive officers, identified pursuant to the rules of the Securities and Exchange Commission. This discussion should be read in conjunction with the compensation tables and accompanying narrative starting on page 27. For 2019, the named executive officers were:

Daniel J. Schrider	President, Chief Executive Officer
Philip J. Mantua	EVP, Chief Financial Officer
Joseph J. O’Brien, Jr.	EVP, Chief Banking Officer
R. Louis Caceres	EVP, Wealth Management, Insurance, Mortgage, and Private Banking
Aaron M. Kaslow	EVP, General Counsel & Secretary

Mr. Kaslow joined the company on July 22, 2019 replacing Ronald E. Kuykendall, the Company’s former general counsel, who retired after 19 years of service.

Executive Summary

Sandy Spring Bancorp, Inc. (the “Company”) is headquartered in the suburban Washington, D.C. town of Olney, Maryland and is the holding company for Sandy Spring Bank, a premier community bank in the greater D.C. region. With over 60 locations in Maryland, Virginia, and the District of Columbia, we offer a broad range of commercial and retail banking services, mortgages, private banking, and trust services throughout central Maryland, Northern Virginia, and the District of Columbia. Through our subsidiaries Sandy Spring Insurance Corporation, West Financial Services, Inc., and Rembert Pendleton Jackson, we also offer a comprehensive array of insurance and wealth management services.

2019 Business Highlights

2019 was the fifth consecutive year of record earnings for the Company and included many important strategic events. Net income for the year was $116.4 million, or $3.25 per diluted share, compared to $2.82 million in 2018, a 15% increase. Return on average assets grew to a strong 1.39% from 1.27% in 2018, and return on average tangible common equity increased to 15.68% from 14.60% in 2018. Non-interest income grew 17% in 2019 primarily driven by 107% increase in fees from mortgage banking activity and assisted by a 6.5% increase in wealth management income.

Excellent deposit growth in 2019 improved liquidity, permitted a 38% reduction in wholesale deposits, a 39% reduction in borrowings, and period end growth of 9% compared to the end of 2018. Loan growth was a modest 2% over 2018 as the 7% growth in commercial loans was offset by the sale of mortgage loans and increased mortgage refinance activity. Non-performing loans were 0.62% of total loans as of December 31, demonstrating sound asset quality.

On September 23, 2019, the Company signed a definitive agreement to acquire Revere Bank, a strong in-market commercial bank with $2.8 billion in assets. This transaction closed effective April 1, 2020, bringing the Company’s total assets to approximately $11.8 billion.

On November 6, 2019, the Company reached an agreement to acquire Rembert Pendleton Jackson, an investment and financial advisory firm with an excellent reputation in Northern Virginia. This transaction closed effective February 1, 2020 bringing total assets under management for all wealth management businesses to over $4.5 billion.

Also in the fourth quarter of 2019, the Company successfully issued $175 million in subordinated debt at an advantageous rate. The debt provided capital to support future growth and the redemption of existing higher priced funding sources.

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2019 Executive Compensation Elements

The compensation elements for 2019 included base salary, short-term incentive, long-term incentive (equity) and a deferred cash bonus as shown in the following table and described further herein. These elements did not change materially in 2019.

	Description	Objectives	Performance Metrics
Base Salary	Cash	• Stability, Security
Annual Incentive	Cash payment based on performance metrics from annual business plan.	• Reward achievement of performance metrics • Attract and motivate talent • Encourage focus on overall company performance	• Return on Average Assets • Traditional Efficiency Ratio • Non-interest Income • Average Loan Growth • Average Deposit Growth
Long-term Incentive	Performance-based restricted stock	• Reward performance over time. • Attract and motivate talent • Align with shareholder interests	• Relative 3-year TSR • EPS Growth
	Time-based restricted stock	• Attract and retain talent • Align with shareholder interests	• 3-year service, pro-rata annual vesting
Deferred Cash	Deferred cash bonus based on annual performance	• Reward superior performance to peers. • Supplement retirement • Attract and retain talent	• Relative Return on Average Assets

Target Compensation Mix

“Say On Pay” Vote and Shareholder Alignment

On April 24, 2019, shareholders voted on a non-binding resolution to approve the compensation for the named executive officers, commonly referred to as a “Say on Pay” vote. The resolution was approved with an affirmative vote of 97% of votes cast, which reflects a strong vote of confidence in our executive compensation program and practices.

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Executive Compensation Practices

Yes	Leading Practices	No	Avoided Practices
✓	Independent compensation consultant retained by and reports to the Compensation Committee.	X	No tax gross-ups
✓	Significant portion of compensation is performance-based.	X	No hedging or pledging of stock
✓	Minimum performance must be attained before any awards can be paid.	X	No excessive perquisites
✓	Short-term incentives have minimum triggers and maximum caps.	X	No “single trigger” severance upon a change-in-control
✓	Incentive compensation is subject to the Company’s “Clawback” Policy	X	No encouraging excessive risk-taking
✓	NEOs are subject to stock ownership requirements.
✓	Annual risk assessment related to executive compensation programs.

Executive Compensation Philosophy

The Compensation Committee of the board is committed to rewarding executive management for the Company’s performance achieved through planning and execution. Therefore, the committee has developed a philosophy that identifies three guiding principles to properly structure and design elements of executive compensation. In short, executive compensation should be aligned, balanced, and rewarding.

Aligned - Executive compensation must be aligned with the Company’s strategic objectives, which state that the Company will earn independence by creating franchise and shareholder value. In order to align compensation to this strategy, a significant portion of total compensation is tied to Company performance, both absolute and relative.

Compensation must also be aligned with the competitive markets in order to attract and retain the talent, skills, and experience needed in executive management. The committee works with an independent compensation consultant to receive periodic analyses that benchmark compensation with market trends and practices.

Finally, compensation must align the interests of executives with those of shareholders to ensure that management will be rewarded for increasing shareholder value. To accomplish this, a significant portion of total compensation is in the form of equity.

Balanced - Executive compensation must balance a number of factors. Compensation should have a proper mix of fixed and variable elements, compensation arrangements should use multiple performance measures for balanced achievement, awards should balance short and long-term results with short and long-term career objectives, including retirement, and compensation must always balance risk with reward so as not to encourage excessive risk-taking.

Rewarding - Executive compensation must provide the means to attract, motivate, and retain the caliber of talent and leadership needed to support the Company’s long record of growth and profitability. Compensation arrangements should motivate executives to work collaboratively and creatively to generate a high-level of synergistic performance by and among the officers and employees.

To protect shareholders’ interests, the Committee is also committed to ensuring that rewards are not excessive or paid to the Company’s detriment. Consequently, compensation arrangements incorporate devices such as triggers, thresholds, and maximums, and the board has adopted a “clawback” policy in the event of an accounting restatement. In addition, the committee periodically conducts a risk analysis to ensure that compensation programs do not reward excessive risk-taking.

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The committee believes this philosophy will ensure the executives have a market-driven level of base compensation and benefits, with the opportunity for significant short and long-term rewards tied to performance and shareholder value. See Elements of Compensation on page 21 for information on how the committee allocates compensation to further the Company’s compensation philosophy.

Factors for Determining Compensation

Goal Setting for Compensation Purposes

On an annual basis, the Board approves the Company’s financial plan. This plan is designed to support a multi-year strategic plan by setting annual targets for achievement that support the long-term objectives expressed in the strategic plan. Once the annual financial plan is approved by the Board, performance measures and targets for incentive-based compensation are derived from the plan. Mr. Schrider and Mr. Mantua report on the Company’s performance to the Board at each regularly scheduled board meeting.

Peer Group Benchmarking

A critical element of the Company’s compensation philosophy is a comparative analysis of the compensation mix and levels relative to a peer group of publicly traded, commercial banks. This analysis is a key driver of specific compensation decisions for the named executive officers and ensures proper alignment between our performance and compensation programs relative to peers, thus enabling the Company to attract and retain executive talent through competitive compensation programs.

Each year the committee reviews the peer group to determine if adjustments are necessary. For 2019, the committee selected publicly-traded commercial banks with assets between approximately $4 to $17.0 billion in 2018 from the Mid-Atlantic region plus Virginia, West Virginia, North Carolina, Massachusetts, and Ohio. The median asset size of the peer group was $8.2 billion, placing the Company at the 55th percentile. Peer proxy data was supplemented with survey data from national banking surveys. The 2019 peer group included the following 21 banks, of which 16 were used the previous year:

Berkshire Hills Bancorp, Inc.	MA	Lakeland Bancorp, Inc.	NJ
Brookline Bancorp, Inc.	MA	NBT Bancorp, Inc.	NY
Community Bank System, Inc.	NY	OceanFirst Financial Corp.	NJ
ConnectOne Bancorp, Inc.	NJ	Park National Corporation	OH
Customers Bancorp, Inc.	PA	S&T Bancorp, Inc.	PA
Eagle Bancorp, Inc.	MD	Tompkins Financial Corp.	NY
First Bancorp	NC	TowneBank	VA
First Commonwealth Financial Corp.	PA	Union Bankshares Corporation	VA
First Financial Bancorp	OH	Wesbanco, Inc.	WV
Flushing Financial Corporation	NY	WSFS Financial Corporation	DE
Independent Bank Corp.	MA

Committee Discretion and Final Compensation Decisions

The committee retains the discretion to decrease all forms of incentive payouts based on significant individual or Company performance shortfalls. The committee also retains the discretion to increase awards or consider special awards for significant performance or due to subjective factors, or exclude extraordinary non-recurring results. For 2019, the committee approved the exclusion of M&A expenses and the impact of issuing $175 million in subordinated-debt in the calculation of the annual short-term incentive, neither of which were contemplated in the 2019 financial plan at the time it was approved.

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Elements of Compensation

Base Salary - Base salary is the fundamental element of executive compensation. The committee reviews salaries in March in conjunction with annual performance appraisals for the preceding year. In determining base salaries, the committee considers the executive's qualifications and experience, scope of responsibilities, the goals and objectives established for the executive, and the executive's past performance. The committee seeks to pay a base salary, commensurate with the individual’s experience and performance, at market competitive levels. Mr. Schrider recommended base salaries for executive officers other than himself, and the committee deliberated on Mr. Schrider’s salary. The resulting salary adjustments, shown below, were effective March 25, 2019.

Name	Prior Base Salary	Amount of Increase	New Base Salary	Percent Increase
Daniel J. Schrider	$725,000	$25,000	$750,000	3.4%
Philip J. Mantua	$390,000	$16,000	$406,000	4.1%
Joseph J. O’Brien, Jr.	$425,000	$30,000	$455,000	7.1%
R. Louis Caceres	$380,000	$12,000	$392,000	3.2%
Aaron M. Kaslow(1)			$350,000
(1)	Mr. Kaslow was hired on July 22, 2019.

Short-Term Incentive Compensation - The Executive Team Incentive Plan (“ETIP”) is a short-term, cash compensation plan designed to recognize and reward participants for their success in achieving specific Company goals and paid under the 2015 Omnibus Incentive Plan, which was approved by shareholders. In 2019, the performance measures tied directly to the Company’s 2019 financial plan and were selected because: they contribute to the long-term viability of the Company, develop immediate and future revenue, and build the Company’s general franchise value.

In 2019, the committee approved five corporate goals with the intention to reward performance based on core metrics that drive revenue and profitability. The committee believes that multiple goals provide a balanced approach and discourage excessive risk-taking by participants, all of which is consistent with our compensation philosophy.

Each corporate goal was assigned a “threshold” or minimum performance level, a “target” level of performance, and a “stretch” or maximum level at which the award opportunity was capped. For achievement of the threshold performance level, each executive participant would earn 50% of his or her respective target opportunity. Achievement of the target performance level would earn the target award, and achievement at or above the stretch performance level would earn 150% of the target opportunity. Actual results for any goal that falls between performance levels would be interpolated to calculate a proportionate award.

Target performance levels were based on an aggressive financial plan for the year that was intended to reflect high-performance among peers. Threshold performance represented a minimum level of acceptable improvement over the prior year, while the stretch performance level was set at a level that would be potentially attainable under ideal conditions. A relative weight was assigned to each goal to prioritize importance and relative contribution. The committee established a minimum performance trigger of 90% of planned net income to be achieved before any incentives could be paid.

The corporate goals selected for 2019 included a non-GAAP measure: a traditional efficiency ratio. Management believes that this measure focuses on the core operating results of the Company and provides a meaningful comparison of performance from year to year. A full discussion regarding the use of non-GAAP measures may be found in the Annual Report on Form 10-K for the year ended December 31, 2019.

The committee reviewed the results for the established goals before exercising its authority to approve the cash payments to the executives on February 11, 2020. The committee first determined that the trigger net income level was surpassed, permitting awards to be paid. The committee then reviewed the actual performance to the goals as set forth below. To calculate the payment level, the weight for each goal was multiplied by the level of achievement for that goal. The sum of all payment levels equaled 93.6217% of target. For 2019, the committee approved the exclusion of M&A expenses and the impact of issuing $175 million in subordinated-debt in the calculation of the annual short-term incentive, neither of which were contemplated in the 2019 financial plan at the time it was approved.

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The performance measures, respective weights, and actual performance levels for 2019 were:

Corporate Goal	Weight	Threshold Performance Level	Target Performance Level	Stretch Performance Level	Actual 2019 Performance	Payment Level
Return on Average Assets	40%	1.25%	1.36%	1.45%	1.39%	48.8889%
Efficiency Ratio (Non-GAAP)	15%	52.00%	50.38%	49.50%	51.52%	10.3704%
Non-interest Income (millions)	10%	$59.0	$60.773	$63.000	$71.322	15.0000%
Average Loan Growth	15%	8.00%	9.80%	11.50%	5.52%	0.0000%
Average Deposit Growth	20%	5.00%	10.49%	15.00%	10.14%	19.3625%
	100%					93.6217%

The committee maintained the same target opportunity for each executive for the 2019 ETIP as the prior year as shown below. Mr. Kaslow’s opportunity was approved as part of his new hire compensation package. The amounts paid are shown below and in the Summary Compensation Table on page 27.

Name	Target Opportunity (as a % of base salary)	Target Opportunity ($)	2019 ETIP Paid at 93.6217%
Daniel J. Schrider	65%	$487,500	$456,406
Philip J. Mantua	50%	$203,000	$190,052
Joseph J. O’Brien, Jr.	55%	$250,250	$234,288
R. Louis Caceres	50%	$196,000	$183,499
Aaron M. Kaslow	45%	$157,500	$147,454

Long-Term, Equity-Based Compensation - The Company’s compensation philosophy identifies equity-based compensation as an effective means of aligning the interests of our shareholders, the performance of the Company, and the retention of executive management. The committee utilized performance-based and time-based restricted stock awards to accomplish these objectives.

Equity awards were granted in March 2019. The target values of the awards, expressed as a percentage of base salary as of December 31, 2018, were consistent with the median benchmark data provided by Meridian. Half of the award will vest based on performance criteria, and half will vest ratably over three years. Mr. Kaslow’s 2019 award was approved by the committee as part of his new hire compensation described on page 23.

		2019 Long-term Incentive Target Award (as a % of base salary(1))
Executive	Title	Time-based Vesting	Performance- based Vesting	Total
Daniel J. Schrider	President & Chief Executive Officer	35.0%	35.0%	70.0%
Philip J. Mantua	EVP - Chief Financial Officer	25.0%	25.0%	50.0%
Joseph J. O'Brien, Jr.	EVP - Chief Banking Officer	22.5%	22.5%	55.0%
R. Louis Caceres	EVP - Wealth Mgmt, Insurance, Mortgage	25.0%	25.0%	50.0%
(1)	Base salary as of December 31, 2018.

Under the 2015 Omnibus Incentive Plan, the number of shares constituting the restricted stock award is determined by the closing stock price on the day before the grant date. The actual number of shares was rounded to the nearest whole share. The award values are in the Grants of Plan-Based Awards table on page 29.

The performance-based awards are tied to two measures: Total shareholder return (“TSR”) and cumulative earnings per share (“EPS”). Half of the performance-based award will vest based upon the achievement of three-year TSR relative to publicly-traded U.S. banks and thrifts between 50% and 200% of the Company’s asset size. Achievement of the 40th, 50th, and 75th percentile among the index will result in an award of threshold, target, and maximum shares respectively. The remaining half of the performance-based award will vest based upon the achievement of cumulative EPS over three years, adjusted for certain one-time or extraordinary events such as future M&A activity, compared to specific levels for threshold, target, and maximum. The performance period is January 1, 2019 to December 31, 2021. For both measures, actual performance will be interpolated to calculate a proportionate award.

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Both the time-based and performance-based restricted stock will vest immediately upon the death or disability of the executive. The time-based awards will vest fully, and the performance-based awards will vest at the target level adjusted proportionately for the number of days elapsed in the performance period.

Upon a change in control, neither the time-based nor performance-based restricted stock is subject to accelerated vesting nor cash settlement except to the extent that the definitive agreement for the change in control provides for such accelerated vesting or cash settlement. Performance criteria will be deemed to be satisfied at the target level and awards will vest solely by reference to the executive’s continued employment. If, however, within twelve months after the change in control, the executive’s employment terminates, other than for just cause, the award will fully vest. Additional detail is provided in the Grants of Plan-Based Awards table on page 29.

2019 Results of 2017 Performance-based Awards - In March 2017, the Compensation Committee granted performance-based restricted stock to the executive officers. Vesting of the award was conditioned on the three-year TSR performance relative to a peer group of U.S. banks of similar asset size. The Committee received a determination report prepared by Aon Equity Services certifying the result for the performance period of January 1, 2017 to December 31, 2019. The Company’s three-year TSR failed to achieve the threshold result of the 40th percentile. Therefore, all shares associated with this award were forfeited.

Named Executive Officer New Hire Compensation

In July 2019, the committee approved new hire cash bonus payments and equity grants for Aaron M. Kaslow, the Company’s new Executive Vice President, General Counsel & Secretary. In addition to a base salary and participation in executive compensation plans for 2019, Mr. Kaslow received a sign-on bonus of $150,000, paid in two installments of $75,000 each, at his time of hire and three months after. Each installment was subject to full reimbursement if Mr. Kaslow voluntarily resigned within a year of employment. In addition, Mr. Kaslow received a time-based restricted stock award valued at $285,000 to vest ratably over three years, and a performance-based restricted stock award valued at $75,000 to vest on the same terms as awards granted to other executives in 2019.

Deferred Compensation, Retirement Benefits, and Life Insurance Benefits

Executive Incentive Retirement Plan - All executives participate in a nonqualified, deferred compensation plan known as the Executive Incentive Retirement Plan (“EIRP”). Unlike most executive supplemental retirement plans, the EIRP provides contributions in consideration of the Company’s performance each year. Executives receive a minimum cash contribution of 3% of base salary with the opportunity for increased contributions based on identified performance criteria. For 2019, the committee established the attainment of return on average assets (“ROAA”) compared to the median of a regional group of peer banks. The peer group used was the same peer group described on page 20, with performance updated at the end of the performance period on December 31, 2019. The 2019 schedule for deferral contributions was approved as follows:

Return on Average Assets Percentile Versus Peer Group	Deferral Contribution for Executive Officers % of Base Salary	Deferral Contribution for President & CEO % of Base Salary
80% or below	minimum 3.000%	minimum 3.000%
> 80% to 90%	4.500%	5.125%
> 90% to 100%	6.500%	7.250%
>100% to 110%	7.500%	9.375%
>110% to 120%	9.000%	11.500%
>120% to 130%	10.500%	13.625%
>130% to 140%	12.000%	15.750%
>140% to 150%	13.500%	17.875%
>150% or above	15.000%	20.000%

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In 2019, ROAA for the Company was 1.39%. Compared to the peer group median of 1.24%, the Company achieved 113% of the peer group’s result, yielding a deferral contribution of 11.50% of base salary for Mr. Schrider and 9.00% for the other executive officers. The amounts of the 2019 deferral contributions are shown in the Nonqualified Deferred Compensation Plans section beginning on page 31 along with a description of the terms and conditions for balances paid under the EIRP. The 2019 deferral contributions are also included in the Summary Compensation Table on page 27, and potential awards are further described in the Grants of Plan-Based Awards table on page 29.

401(k) Plan - The named executive officers are eligible to participate in benefit plans available to all employees, including the Sandy Spring Bank 401(k) Plan. The 401(k) Plan provides a 100% match on the first 4% of salary deferred and a 50% match on the next 2% of salary deferred, up to the maximum allowed by the IRS regulations.

Pension Plan - The Sandy Spring Bancorp, Inc. Retirement Income Plan (“Pension Plan”) was generally available to employees through December 31, 2007, at which time the Pension Plan was frozen. Of the named executive officers, Messrs. Schrider, Mantua, and Caceres are participants. The accumulated benefit for each may be found in the Pension Benefits table on page 30.

Life Insurance Benefits - The Company has legacy split dollar life insurance agreements with Messrs. Schrider, Mantua, and Caceres. Under the agreements, in the event of the executive’s death (1) prior to separation from service or (2) after separation from service, other than for cause, following (a) the executive’s attaining age 65, (b) attaining age 60 and 10 years of service, (c) the executive’s disability, or (d) a change in control (as defined in the agreement), the executive’s beneficiary will be entitled to receive from the death proceeds of certain insurance policies owned by the Bank an amount equal to the lesser of (x) two and one-half times the executive’s base salary or (y) the total death proceeds of the policies minus the greater of (i) the cash surrender value or (ii) the aggregate premiums paid by the Bank. The Summary Compensation Table on page 27 includes the value of these benefits in the column labeled All Other Compensation.

Nonqualified Deferred Compensation Plan - Executives and other officers who are eligible may participate in the Sandy Spring Bank Deferred Compensation Plan as described on page 31. Currently, only Mr. O’Brien participates in this plan.

Business-Related Benefits and Perquisites

The committee believes that perquisites should be limited in scope and have a business-related purpose. The committee periodically reviews perquisites to ensure alignment with the desired philosophy. The committee approves specific perquisites or benefits for individuals based on the needs of the position.

In 2019, perquisites for all of the named executive officers included eligibility for a company-paid, supplemental long-term disability insurance policy and a long-term care insurance policy, and a comprehensive executive health screening the values for which, if applicable, are represented under “All Other Compensation” in the Summary Compensation table on page 27.

In addition, Mr. Schrider receives the use of a company-owned vehicle. Mr. Caceres and Mr. O’Brien each receive a car allowance of $1,000 per month. Mr. O’Brien maintains a membership, at company expense, at a country club in Northern Virginia for business development purposes. Mr. O’Brien reimburses the Company for personal use of the membership. Mr. Schrider, Mr. Mantua, and Mr. Caceres have access to a corporate membership at a local country club for business purposes.

Role of the Compensation Committee, Management and Compensation Consultants in the Executive Compensation Process

Role of the Compensation Committee - The Compensation Committee is made up of independent directors as required under the Nasdaq listing rules. Details on the committee's functions are described in the committee’s charter, which has been approved by the Board and is available on our investor relations website.

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The committee has the authority to obtain advice and assistance from internal or external legal, human resources, accounting or other experts, advisors, or consultants as it deems desirable or appropriate. The committee has sole authority to retain and terminate any compensation consultant and to approve the fee and the terms of engagement. For 2019, the committee engaged an independent consulting firm specializing in executive compensation.

In 2019, the committee reviewed and approved all aspects of compensation plans and policies applicable to the named executive officers, including participation and performance measures. In carrying out its duties, the committee considered the relationship of corporate performance to total compensation; set salary and bonus levels and equity-based awards for executive officers; and reviewed the adequacy and effectiveness of various compensation and benefit plans. The chairman of the committee reported committee actions to the Board following each committee meeting.

The committee worked closely with Mr. Schrider to review and discuss his recommendations for the other executive officers. The committee also considered the market analysis provided by the compensation consultant to assess market practices, the mix of fixed and variable compensation, and the levels of compensation for each executive.

The CEO performance evaluation for 2019 was coordinated by Center for Board Excellence and involved receiving feedback from each director separately and anonymously for compilation. The Executive and Governance Committee reviewed the compiled evaluation and provided feedback to Mr. Schrider. The Compensation Committee used this evaluation in compensation decisions concerning Mr. Schrider.

Role of Management - In 2019, Mr. Schrider and the executive officers, as customary, were responsible for the development of the Company’s annual business and financial plans as well as a long-term strategic plan, which were reviewed and approved by the Board. The financial plan provided the foundation for setting the performance goals and targets to be achieved during the fiscal year that were included in incentive compensation plans.

Messrs. Schrider, Mantua, current General Counsel and Secretary Aaron M. Kaslow, and former General Counsel and Secretary Ronald E. Kuykendall, as well as other members of management attended portions of the Compensation Committee meetings where Company performance, market considerations, and legal analyses were discussed. However, management was not present during final deliberations on executive compensation, and only committee members voted on executive compensation matters.

Role of Independent Compensation Consultant - The committee engages an independent executive compensation consultant to provide commentary, analysis and expertise relating to executive compensation. For 2019 compensation decisions, the committee engaged Meridian Compensation Partners. The committee reviewed the Nasdaq independence standards and determined Meridian to be independent with no identified conflicts of interest. The committee had direct access to the consultant and control over the engagement at all times.

The committee considered a market analysis compiled by Meridian when deliberating compensation decisions for 2019. This analysis included, but was not limited to, an assessment of the Company’s compensation programs compared to its peers, recommendations for total direct compensation and target direct compensation as well as long-term incentive compensation and supplemental executive retirement benefits. The analysis provided the committee with a broad array of information with which to assess the Company’s compensation program, and it served as a foundation for compensation decisions. In 2019, the committee requested and received recommendations from Meridian concerning Mr. Schrider’s compensation.

Additional Compensation Policies, Practices and Considerations

Stock Ownership Requirements for Executives - The board believes that the Company’s executive officers should accumulate meaningful equity stakes in the Company in order to further align their economic interests with those of shareholders. Our stock ownership guidelines require the CEO to own shares valued at three times his or her base salary, and other executive officers are required to own shares valued at one times his or her base salary. The officer has five years from the date of hire or promotion to be compliant with these guidelines. All of the named executive officers, with the exception of Mr. Kaslow who was hired July 22, 2019, own Company common stock in excess of this requirement.

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Clawback Policy - In 2012, the Board approved a Policy for the Recovery of Performance Compensation, also known as a “clawback” policy. The policy states that in the event the Company is required to prepare an accounting restatement due to the material noncompliance by the Company with any financial reporting requirement under the securities laws, the Company, at the direction and sole discretion of the Compensation Committee and the Board, will recover from any current or former executive officer of the Company who received incentive-based compensation during the three years preceding the date on which the Company is required to prepare the accounting restatement, based on the erroneous data, in excess of what would have been paid to the executive officer under the accounting restatement.

Hedging Policy - Under our Code of Business Conduct and our Insider Trading, Short-Term Trading and Hedging Policy, the Company’s directors, executive officers and certain other designated insiders are prohibited from entering into hedging or monetarization transactions with respect to Company securities. For more information, see “Corporate Governance and Other Matters—Hedging Policy.”

Risk Assessment of Compensation Policies and Practices - The committee, in consultation with management, periodically assesses the Company’s compensation policies and practices and considers whether our executive compensation program encourages unnecessary or excessive risk taking. The committee also reviews with management the various executive, non-executive, and functional incentive plans operated by the Company. Our executives receive a significant proportion of compensation in the form of equity awards that have performance and vesting features that extend over several years, as well as being subject to stock ownership requirements. This ensures that our executives have significant value tied to long-term stock price performance, which discourages imprudent risk-taking. Additionally, performance-based restricted stock awards are based on Company performance over a three-year period, encouraging our executive officers to focus on long-term performance in addition to annual results.

Impact of Accounting and Taxation on the Form of Compensation - The committee and the Company consider the accounting and tax (individual and corporate) consequences of the compensation plans prior to making any changes to the plans. Section 162(m) of the Internal Revenue Code limits the amount of compensation that may be deducted for federal income tax purposes to $1 million per covered employee per taxable year. This $1 million annual limitation applies to all compensation paid to any individual who is the Chief Executive Officer, Chief Financial Officer or one of the other three most highly compensated executive officers for 2017 or any subsequent calendar year. There is no longer any exception to this limitation for qualified performance-based compensation (as there was for periods prior to 2018), unless the performance-based compensation is paid pursuant to a written binding contract that was in effect on November 2, 2017, and that was not modified in any material respect on or after such date.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on this review and discussion, the committee recommends to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

March 11, 2020

Ralph F. Boyd, Jr., Chairman
Mark E. Friis
Mark C. Micklem
Mark C. Michael
Robert L. Orndorff
Mona Abutaleb Stephenson

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Executive Compensation Tables

Summary Compensation Table

Name and Principal Position	Year	Salary	Bonus	Stock Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value & Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
				(1)	(2)	(3)	(4)
Daniel J. Schrider	2019	$743,269		$479,634	$564,648	$80,740	$61,170	$1,929,399
President, Chief	2018	$694,254	$150	$525,512	$477,223	$-	$56,876	$1,754,015
Executive Officer	2017	$605,266		$356,711	$414,931	$48,715	$55,064	$1,480,686
Philip J. Mantua	2019	$401,692		$184,273	$243,799	$35,771	$32,460	$897,995
EVP, Chief Financial	2018	$380,038	$18,150	$195,283	$207,790	$-	$25,757	$827,018
Officer	2017	$349,500		$167,177	$198,891	$23,048	$26,626	$765,242
Joseph J. O'Brien, Jr.	2019	$446,923		$220,903	$284,977	$548	$51,752	$1,005,104
EVP, Chief Banking	2018	$412,885	$20,150	$233,532	$233,606	$624	$44,343	$945,140
Officer	2017	$374,077		$176,011	$205,384	$543	$44,832	$800,847
R. Louis Caceres	2019	$388,769		$179,582	$233,667	$53,342	$52,383	$907,743
EVP, Wealth Mgmt,	2018	$371,577	$17,150	$191,372	$200,324	$-	$44,452	$824,875
Mortgage, Insurance	2017	$342,308		$164,695	$192,992	$33,139	$47,823	$780,957
Aaron M. Kaslow (5)	2019	$141,346	$150,000	$359,111	$178,954	$-	$18,008	$847,420
EVP, General Counsel
& Secretary
(1)	The amounts reported are the aggregate grant date fair value of the awards computed in accordance with FASB ASC Topic 718. Awards consist of restricted stock, a portion of which vests ratably over three years and a portion that vests based on the achievement of certain performance criteria. The performance-based awards assume the probable outcome of performance conditions for the targeted potential value of the award. For valuation and discussion of the assumptions, see Note 14 to the Consolidated Financial Statements in the Annual Report on Form 10-K. Based on the fair value at grant date, the following are the maximum potential values of the performance shares for the 2019 – 2021 performance period assuming maximum level of performance is achieved: Mr. Schrider, $338,834; Mr. Mantua, $130,175; Mr. O’Brien, $156,052; Mr. Caceres, $126,864; and Mr. Kaslow, $99,253.
(2)	The amounts reported are the total of the cash awards under the Executive Team Incentive Plan (“ETIP”) and the Executive Incentive Retirement Plan (“EIRP”) and the earnings on existing EIRP balances as shown below:

Executive	2019 ETIP Cash Awards	2019 Contributions to the EIRP	2019 Earnings on EIRP	Total Non-equity Incentive Plan Compensation
Daniel J. Schrider	$456,406	$86,250	$21,992	$564,648
Philip J. Mantua	$190,052	$36,540	$17,207	$243,799
Joseph J. O’Brien, Jr.	$234,288	$40,950	$9,739	$284,977
R. Louis Caceres	$183,499	$35,280	$14,888	$233,667
Aaron M. Kaslow	$147,454	$31,500	$-	$178,954
(3)	The amount reported for Mr. O’Brien represents earnings on non-qualified deferred compensation.
(4)	This column consists of other compensation, perquisites and personal benefits for the named executive officers, including as applicable: supplemental long-term care and disability insurance, executive health screening, and life insurance premiums. Each named executive received the following:

Executive	Dividends on Restricted Stock	Car Allowance or Personal Use of Vehicle	401(k) Match	Other	Total All Other Compensation
Daniel J. Schrider	$26,929	$6,542	$14,000	$13,637	$61,107
Philip J. Mantua	$11,107	$-	$14,000	$7,353	$32,460
Joseph J. O’Brien, Jr.	$12,534	$12,000	$14,000	$13,218	$51,752
R. Louis Caceres	$10,965	$12,000	$14,000	$15,417	$52,383
Aaron M. Kaslow	$4,847	$-	$9,712	$3,450	$18,008

(5)	Mr. Kaslow was hired as Executive Vice President, General Counsel and Secretary on July 22, 2019.

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Outstanding Equity Awards at Fiscal Year End

The following table shows information regarding all unvested equity awards held by the named executive officers at December 31, 2019. These awards are subject to forfeiture until vested, and the ultimate value of performance-based awards is unknown.

	Stock Awards
Name	Grant Date	Number of shares or units of stock that have not vested		Market value of shares or units of stock that have not vested	Equity incentive plan awards: Number of unearned shares, units or other rights that have not vested		Equity incentive plan awards: Market or payout value of unearned shares, units or other rights that have not vested
		(#)(1)		($)(2)	(#)		($)
Daniel J. Schrider	3/18/2015	(3)	2,176	82,427
	3/16/2016	(4)	3,176	120,307
	3/15/2017	(5)	3,632	137,580
	4/25/2018	(6)	6,258	237,053	(7)	2,758	104,454
	3/06/2019	(8)	7,254	274,782	(9)	3,723	141,027
Philip J. Mantua	3/18/2015	(3)	944	35,759
	3/16/2016	(4)	1,420	53,790
	3/15/2017	(5)	1,702	64,472
	4/25/2018	(6)	2,326	88,109	(7)	1,025	38,808
	3/06/2019	(8)	2,787	105,572	(9)	1,430	54,168
Joseph J. O’Brien, Jr.	3/18/2015	(3)	1,017	38,524
	3/16/2016	(4)	1,508	57,123
	3/15/2017	(5)	1,792	67,881
	4/25/2018	(6)	2,781	105,344	(7)	1,226	46,422
	3/06/2019	(8)	3,341	126,557	(9)	1,715	64,945
R. Louis Caceres	3/18/2015	(3)	951	36,024
	3/16/2016	(4)	1,420	53,790
	3/15/2017	(5)	1,677	63,525
	4/25/2018	(6)	2,279	86,329	(7)	1,004	38,032
	3/06/2019	(8)	2,716	102,882	(9)	1,394	52,805
Aaron M. Kaslow	7/22/2019	(10)	8,078	305,995	(9)	1,081	40,929
(1)	Awards made prior to 2016 were made under the 2005 Omnibus Stock Plan. Starting in 2016, awards were made under the 2015 Omnibus Incentive Plan.
(2)	Aggregate market values are based upon the closing price of $37.88 per share of Company common stock on December 31, 2019.
(3)	Remaining shares granted on March 18, 2015 will vest ratably on each April 1st through 2020.
(4)	Remaining shares granted on March 16, 2016 will vest ratably on each April 1st through 2021.
(5)	Remaining shares granted on March 15, 2017 will vest ratably on each April 1st through 2022.
(6)	Remaining shares granted on April 25, 2018 will vest ratably on the anniversary of the grant through April 25, 2023.
(7)	These shares are subject to vesting based upon the achievement of specific goals. The amounts shown assume the threshold level of performance is achieved. The actual award will be determined as of December 31, 2020 based on the 2018-2020 performance period.
(8)	Shares granted on March 6, 2019 will vest ratably on each April 1st through 2022.
(9)	These shares are subject to vesting based upon the achievement of specific goals. The amounts shown assume the threshold level of performance is achieved. The actual award will be determined as of December 31, 2021 based on the 2019-2021 performance period.
(10)	These shares granted July 22, 2019 will vest ratably on the anniversary of the grant through July 22, 2022.

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Grants of Plan-Based Awards

The following table sets forth information on plan-based awards made to the named executive officers in 2019. These include time-based restricted stock awards (“RSA”), performance-based restricted stock awards that vest based on 3-year total shareholder return compared to peers (“PRSA-T”), performance-based restricted stock awards that vest based on 3-year cumulative earnings per share (“PRSA-E”), cash awards under the Executive Team Incentive Plan (“ETIP”), and deferred cash awards under the Executive Incentive Retirement Plan (“EIRP”).

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of shares of stock	Grant Date Fair Value of Stock and Options Awards (3)
Name		Grant Date	Threshold	Target	Maximum	Threshold	Target	Maximum
			($)	($)	($)	(#)	(#)	(#)	(#)	($)
Daniel J. Schrider	RSA	3/06/2019							7,254	253,745
	PRSA-T	3/06/2019				1,814	3,627	5,441		99,017
	PRSA-E	3/06/2019				1,814	3,627	5,441		126,872
	ETIP		243,750	487,500	731,250
	EIRP		22,500	70,313	150,000
Philip J. Mantua	RSA	3/06/2019							2,787	97,489
	PRSA-T	3/06/2019				697	1,394	2,090		38,056
	PRSA-E	3/06/2019				697	1,394	2,090		48,727
	ETIP		101,500	203,000	304,500
	EIRP		12,180	30,450	60,900
Joseph J. O'Brien, Jr.	RSA	3/06/2019							3,341	116,868
	PRSA-T	3/06/2019				836	1,670	2,506		45,618
	PRSA-E	3/06/2019				835	1,670	2,506		58,417
	ETIP		125,125	250,250	375,375
	EIRP		13,650	34,125	68,250
R. Louis Caceres	RSA	3/06/2019							2,716	95,006
	PRSA-T	3/06/2019				679	1,358	2,037		37,073
	PRSA-E	3/06/2019				679	1,358	2,037		47,503
	ETIP		98,000	196,000	294,000
	EIRP		11,760	29,400	58,800
Aaron M. Kaslow	RSA	7/22/2019							8,078	284,992
	PRSA-T	7/22/2019				532	1,063	1,595		36,652
	PRSA-E	7/22/2019				531	1,063	1,595		37,467
	ETIP		78,750	157,500	236,250
	EIRP		10,500	26,250	52,500

(1)	The information in these columns reflects the range of potential payouts under the indicated plans as established by the Compensation Committee. The actual amounts earned by each executive under such plans are disclosed in the Summary Compensation Table.
(2)	These columns show the range of possible awards for performance-based vesting of restricted stock. Shares noted as PRSA-T will vest based on the achievement of total shareholder return (“TSR”) compared to an index of U.S. financial institutions of similar size over the 2019-2021 performance period. The number of shares awarded will range from a threshold of 50% of target for minimum performance at the 40th percentile, 100% of target for performance at the 50th percentile, to a maximum of 150% of target for performance at the 75th percentile or better. Actual performance will be interpolated to determine a proportionate award, and performance below the 40th percentile will result in no award. Shares noted as PRSA-E will vest based on the achievement of cumulative diluted earnings per share as reported in the 10-K (adjusted for one-time or extraordinary events, such as M&A related costs) over the 2019 – 2021 performance period. Actual performance will be interpolated to determine a proportionate award, and performance below the threshold level will result in no award. Dividends on the unvested award accumulate additional shares determined by the market price on the dividend payment date, and these shares will be subject to the same performance vesting criteria as the original award. Upon death or disability of the executive, the award will vest at the target level adjusted proportionately for the number of days elapsed in the performance period. Upon a change in control, the performance criteria will be deemed satisfied at the target level, and the award will vest based on continued employment of the executive or per the terms of the definitive agreement evidencing the change in control. If employment is terminated within twelve months after the occurrence of a change in control, other than for just cause, the award will fully vest upon termination.
(3)	The amounts reported are the aggregate grant date fair value of the awards computed in accordance with the FASB ASC Topic 718. The grant date per share fair value for the RSA and PRSA-E was $35.28 for Mr. Kaslow and $34.98 for the remaining executives. The grant date per share fair value of the PRSA-T was determined by an independent, third-party valuation assuming the probable outcome for the performance criteria. The result was a valuation of $34.48 per share for Mr. Kaslow and $27.30 for the remaining executives.

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Option Exercises and Stock Vested

The following table shows the value realized upon the vesting of restricted stock awards in 2019.

	Stock Awards
Name	Number of Shares Acquired on Vesting	Value Realized Upon Vesting (1)
	(#)	($)
Daniel J. Schrider	8,623	$277,560
Philip J. Mantua	3,772	$121,105
Joseph J. O’Brien, Jr.	4,114	$132,275
R. Louis Caceres	3,769	$120,985
Aaron M. Kaslow	-	-
(1)	The value realized upon vesting is equal to the closing market price of Company common stock on the date of vesting multiplied by the number of shares acquired. The amount reported is the aggregate of shares vesting from multiple grants of restricted stock.

Pension Benefits

The following table shows the present value of the accumulated benefit under the Sandy Spring Bancorp, Inc. Retirement Income Plan (“Pension Plan”) for those named executive officers who participate in the Pension Plan. All benefit accruals under the Pension Plan were frozen as of December 31, 2007.

Name	Plan Name	Number of Years Credited Service	Present Value of Accumulated Benefit(1)
Daniel J. Schrider	Pension Plan	19	$421,885
Philip J. Mantua	Pension Plan	9	$241,653
R. Louis Caceres	Pension Plan	9	$313,567
(1)	This plan and related valuation methods and assumptions are included in Note 15 to the Consolidated Financial Statements in the Annual Report on Form 10-K.

Benefits under the Pension Plan are provided on a 10-year certain and life basis and are not subject to deduction for Social Security or other offset amounts. When the Pension Plan was active, earnings covered were total wages, including elective pre-tax contributions under the 401(k) Plan, bonuses, and other cash compensation up to the allowable limit under the Internal Revenue Code.

The Pension Plan benefit equals the sum of three parts: (a) the benefit accrued as of December 31, 2000, based on the formula of 1.5% of highest five-year average salary as of that date times years of service as of that date, plus (b) 1.75% of each year's earnings after December 31, 2000 (1.75% of career average earnings) through December 31, 2005, and (c) 1.0% of each year's earnings thereafter, through December 31, 2007. The Pension Plan permits early retirement at age 55 after 10 years of service completed after December 31, 2000.

Pay Ratio

The Company is required by SEC rules to disclose the median of the annual total compensation of all employees of the Company (excluding the Chief Executive Officer), the annual total compensation of the Chief Executive Officer, and the ratio of these two amounts (the “pay ratio”). The pay ratio below is a reasonable estimate based on the Company’s payroll records and the methodology described below, and was calculated in a manner consistent with SEC rules. Because SEC rules for identifying the median employee and calculating the pay ratio allow companies to use variety of methodologies, the pay ratio reported by other companies may not be comparable to the pay ratio reported below, as other companies may have different employment and compensation practices and may use different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

The Company selected November 1, 2019 as the determination date for identifying the median employee. Year-to-date taxable wages paid from January 1, 2019 to November 1, 2019 for all employees as of the determination date, with the exception of Mr. Schrider, were arrayed from lowest to highest. Wages of newly hired permanent employees were adjusted to represent wages for the entire measurement period. This period captured all incentive payments for the tax year as well as the vesting of equity awards, as applicable. The median employee was identified, and total compensation for the median employee was calculated in the manner required for the Summary Compensation Table. Mr. Schrider’s total compensation for 2019, as disclosed in the Summary Compensation Table, was $1,929,399 and the median employee’s was $156,097, producing a ratio of 12 to 1.

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Nonqualified Deferred Compensation Plans

Executive Incentive Retirement Plan

All of the named executive officers participate in the Executive Incentive Retirement Plan (“EIRP”), a deferred compensation plan that replaced supplemental executive retirement agreements (“SERAs”) with the named executive officers. Prior balances carried over from the SERAs vest over 15 years and automatically vest upon the executive’s death or disability or upon a change in control. Employer contributions under the EIRP and earnings on EIRP balances vest immediately. Earnings on EIRP balances accrue at an interest rate equal to 120% of the long-term Applicable Federal Rate, adjusted monthly.

The executive’s account balance (including vested balances accrued under the former SERAs) will be distributed to the executive per the terms of the EIRP following termination of employment either in a lump sum or in installments, at the election of the executive. No payments will be made to an executive who is terminated for just cause as defined in the plan. The EIRP provides a minimum, annual contribution of 3% of base salary. Each year, the Compensation Committee determines the performance criteria by which a deferral bonus over the minimum may be earned as described under Deferred Compensation, Retirement Benefits, and Life Insurance Benefits on page 24.

Sandy Spring Bank Deferred Compensation Plan

Under the terms of Sandy Spring Bank Deferred Compensation Plan (“NQDC”), participants may defer up to 25% of base salary and/or commissions earned during the year and up to 100% of bonus compensation. Interest accrues on the account balance at a rate equal to 120% of the long-term Applicable Federal Rate, adjusted monthly. The participant will receive the account balance following the six-month anniversary of any separation from service.

The following table summarizes the contributions, earnings and balances for the named executive officers under the EIRP and the Sandy Spring Bank Deferred Compensation Plan.

Executive	Plan Name	Executive Contributions in Last Fiscal Year (1)	Registrant Contributions in Last Fiscal Year (2)	Aggregate Earnings in Last Fiscal Year (3)	Aggregate withdrawals/ Distributions	Aggregate Balance at Last Fiscal Year End (4)
Daniel J. Schrider	EIRP	n/a	$86,250	$21,992	-	$833,627
Philip J. Mantua	EIRP	n/a	$36,540	$17,207	-	$621,296
Joseph J. O’Brien, Jr.	EIRP	n/a	$40,950	$9,739	-	$371,936
	NQDC	-	n/a	$548	-	$18,621
R. Louis Caceres	EIRP	n/a	$35,280	$14,888	-	$541.224
Aaron M. Kaslow	EIRP	n/a	$31,500	-	-	$31,500
(1)	Participant contributions are not permitted under the EIRP.
(2)	Contributions made under the EIRP in 2019 as described on page 23. These amounts are included in the Summary Compensation Table under Non-Equity Incentive Plan Compensation.
(3)	Earnings for the EIRP and NQDC accrue at the rate of 120% of the Long-Term Applicable Federal Rate adjusted monthly. Earnings for the EIRP are included in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table on page 27. Earnings for the NQDC are not included in the Summary Compensation Table because they are not considered to be above-market or preferential.
(4)	As of December 31, 2019, $19,400 of Mr. O’Brien’s EIRP balance was unvested. The balances for the other named executives are fully vested.

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Agreements with Executives and Potential Payments Upon Termination or Change in Control

Daniel J. Schrider

The Company and the Bank have an employment agreement with Mr. Schrider to provide for his employment as President and CEO. The initial term of the agreement was for three years and provides that the Board may take action to extend the term for an additional year at each anniversary so that the remaining term again becomes three years. Mr. Schrider’s agreement does not automatically renew. The Executive and Governance Committee reviews CEO performance annually and recommends whether or not to extend the CEO’s employment agreement. Mr. Schrider’s employment agreement currently has a term expiring on June 30, 2021. The agreement addresses such matters as Mr. Schrider’s base salary, participation in incentive compensation, participation in benefit plans, vacation, insurance and other fringe benefits.

There is no specific compensation provision under Mr. Schrider’s agreement for termination due to retirement, death, or voluntary resignation. Should Mr. Schrider become disabled, the board must provide written notice 30 days in advance of termination. Mr. Schrider will receive his full base salary, benefits, and any perquisites other than bonus during the time of incapacity leading up to the date of termination less any benefits paid under existing disability plans. For termination by Mr. Schrider with good reason or involuntary termination by the Company or Bank without just cause, Mr. Schrider will receive his base salary and medical benefits for the remainder of the term of the agreement.

In the event of a change in control during the term of the agreement, and, thereafter, if Mr. Schrider’s employment is terminated without just cause or he terminates his employment with good reason, as defined in the agreement, he will receive a lump-sum payment equal to three times his average annual compensation for the past five years preceding the change in control and medical benefits for the remaining term of the agreement.

Mr. Schrider’s agreement does not entitle him to receive any tax indemnification payments (a “gross-up”) if payments under his employment agreement or any other payments trigger liability under Sections 280G and 4999 of the Internal Revenue Code for an excise tax on “excess parachute payments.” If any payments to Mr. Schrider trigger such excise tax, he will be entitled to receive the greater of the following, whichever gives him the highest net after-tax amount: (a) the full payments and benefits provided for under the agreement, in which case he would be responsible for any resulting excise tax, or (b) one dollar less than the amount that would subject him to the excise tax.

Under the terms of his agreement, Mr. Schrider is prohibited from conflicts of interest, and is required to maintain the confidentiality of nonpublic information regarding the Company and its clients. He is also bound by a covenant not to compete for one year and not to solicit employees for two years following termination of employment, except in the event of a change in control.

Philip J. Mantua and Joseph J. O’Brien, Jr., and Aaron M. Kaslow

The Company and the Bank entered into employment agreements with Mr. Mantua and Mr. O’Brien on January 13, 2012, and with Mr. Kaslow on July 22, 2019 to provide for each executive’s employment in their respective positions. The terms of the present agreements end on June 30, 2021. Each year, the Board may act to extend the term for an additional year so that the remaining term becomes two years. The Agreement does not automatically renew. The Agreement addresses such matters as base salary, participation in incentive compensation, participation in benefit plans, vacation, insurance and other fringe benefits.

The agreements do not provide for any special or additional compensation in the event of termination due to retirement, death or resignation. For termination due to disability, the executive will receive base compensation, less any applicable disability benefits, and health and welfare benefits for the remaining term of the agreement. For termination by the Company without just cause, or termination by the executive with good reason, as defined in the agreements, the executive will receive his base salary for the remaining term of the agreement at the highest annual rate paid in the 12 months preceding the termination plus annual cash bonuses (pro-rated for a partial year) as a lump sum payment.

If, in connection with a change in control, as defined by Section 409A of the Internal Revenue Code, the executive’s employment is terminated, either involuntarily without just cause or voluntarily with good reason, within six months prior to the change in control or up to two years after the change in control, the executive will receive a lump-sum payment equal to 2.99 times, or in Mr. Kaslow’s case 3 times, the sum of annual salary at the highest rate paid in the preceding 12 months plus the amount of any cash bonus received for the past 12 months. Messrs. Mantua and O’Brien would also receive the continuation of health benefits including life and disability insurances for a period of three years following termination, and Mr. Kaslow would receive a lump sum payment equal to 36 times the monthly Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) continuation of health care cost less the active employee charge for the coverage in effect at the time of termination. If the total value of the benefits provided and payments made to the executive in connection with a change in control, either under the agreement alone or together with other payments and benefits received, would result in the imposition of an excise tax under Section 280G of the Internal Revenue Code, the severance payment will be reduced or revised so that the aggregate payments do not trigger the payment of the excise tax.

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The executive is prohibited from conflicts of interest, and is required to maintain the confidentiality of nonpublic information regarding the Company and its clients. The executive is also bound by a covenant not to compete and not to interfere with other employees following termination of employment for the remaining term of the agreement. The post-termination restrictions do not apply if there is a change in control or if the executive's employment is terminated without just cause by the Company or with good reason by the executive.

R. Louis Caceres

Mr. Caceres has a change in control severance agreement with the Company and the Bank. The change in control agreement has a term of two years, also known as the “Covered Period.” On each anniversary date of the agreement, the agreement will automatically be extended for an additional year, unless either party has given written notice at least 60 days prior to the anniversary date of the agreement that the agreement will not be extended.

If a change in control occurs and the executive’s employment is involuntarily terminated without just cause or the executive voluntarily terminates employment with good reason, as defined in the agreement, during the Covered Period, the executive will be entitled to a payment equal to 2.99 times his total compensation, which is defined as one year’s base salary plus bonus payments and all other taxable compensation. The executive would also receive the continuation of health benefits, including life and disability insurances, for a period of three years following termination. Under the change in control agreements, if the total value of the benefits provided and payments made to the executive in connection with a change in control, either under the change in control agreement alone or together with other payments and benefits that he has the right to receive, would result in the imposition of an excise tax under Section 280G of the Internal Revenue Code, his severance payment will be reduced or revised so that the aggregate payments do not trigger the payment of the excise tax.

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Potential Payments Upon Termination or Change in Control

The following table summarizes the estimated payments to which the named executive officers were entitled upon termination as of December 31, 2019. Benefits payable under the Pension Plan, the 401(k) Plan, and vested balances under non-qualified, deferred compensation plans are not included.

	Daniel J. Schrider	Philip J. Mantua	Joseph J. O’Brien, Jr.	R. Louis Caceres	Aaron M. Kaslow
Death:
Employment agreements	$-	$-	$-	n/a	$-
EIRP(1)	$-	$-	$19,400	$-	$-
Equity awards(2)	$1,085,414	$435,547	$500,610	$428,451	$319,636
Life Insurance Benefits(3)	$1,875,000	$1,015,000	$-	$980,000	$-
Total	$2,960,414	$1,450,547	$1,657,510	$1,408,451	$1,194,636
Disability:
Employment agreements(4)	$1,918,511	$635,107	$708,607	n/a	$551,107
EIRP(1)	$-	$-	$19,400	$-	$-
Equity awards(2)	$1,085,414	$435,547	$500,610	$428,451	$319,636
Total	$3,003,925	$1,070,653	$1,228,617	$428,451	$870,743
Termination by the Company without Just Cause or by executive with Good Reason:
Employment agreements(5)	$1,918,511	$894,078	$1,033,932	n/a	$746,181
EIRP(1)	$-	$-	$-	$-	$-
Equity awards	$-	$-	$-	$-	$-
Total	$1,918,511	$894,078	$1,033,932	$-	$746,181
Termination in connection with a change in control (CIC):
Employment or CIC agreements(6)	$3,797,832	$1,931,465	$2,267,924	$1,929,580	$1,589,658
EIRP(1)	$-	$-	$19,400	$-	$-
Equity awards(7)	$1,343,111	$533,653	$618,164	$524,221	$346,924
Total(8)	$5,140,943	$2,465,118	$2,905,488	$2,453,802	$1,936,582
(1)	Any unvested portion of the accumulated EIRP balance immediately vests upon death, disability or change in control, as shown above for Mr. O’Brien. The aggregate balances for the other executives are fully vested. The vested account balance will be distributed to the executive following termination of employment, unless terminated for Just Cause, either in a lump sum or in installments, based on the prior election of the executive.
(2)	Represents the value of unvested restricted stock grants that will vest upon termination according to the terms of each award agreement. In the event of the executive’s death or disability awards of time-vested restricted stock will fully vest. Awards that vest upon achievement of performance criteria will partially vest based on the number of days elapsed in the performance period at the time of death or disability. The amounts shown are calculated based on the closing price of Company common stock of $37.88 on December 31, 2019.
(3)	The value of life insurance benefits, equal to 2 ½ times base salary, that would be paid to the executive’s beneficiary under the terms of split-dollar agreements.
(4)	In the event of termination due to disability Messrs. Schrider, Mantua, O’Brien, and Kaslow would each receive base salary plus medical benefits for the remainder of the term of his agreement which as of December 31, 2019 was 30 months for Mr. Schrider and 18 months for Messrs. Mantua, O’Brien, and Kaslow. The total amount would be reduced by disability benefits payable under insurance programs maintained by the Company, if applicable.
(5)	Termination without Just Cause or with Good Reason would result in Mr. Schrider receiving base salary and medical benefits for the remaining term of his agreement which as of December 31, 2019 was 30 months. Messrs. Mantua, O’Brien, and Kaslow would each receive base salary and pro-rated annual cash bonuses for the remaining term of the agreement, which was 18 months.
(6)	Assumes termination in connection with a change in control in which case each executive would receive the respective payment described on pages 32-33.
(7)	Restricted stock awards granted under the 2015 Omnibus Incentive Plan will vest upon a qualified termination following a change in control. This table assumes termination of employment, other than for just cause, within twelve months of a change in control, in which case all unvested restricted stock awards will fully vest; performance criteria for performance-based awards will be deemed to have been satisfied at the target level and fully vest.
(8)	Other than with respect to Mr. Schrider, the payment shown is subject to reduction if the aggregate payments trigger the payment of the excise tax under Section 280G of the Internal Revenue Code.

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PROPOSAL 2: A Non-Binding Resolution to Approve the Compensation

for the Named Executive Officers

The Dodd-Frank Wall Street Reform and Protection Act requires companies to submit to shareholders a non-binding vote on the compensation of the named executive officers, as described in the Compensation Discussion and Analysis, the tabular disclosure regarding named executive officer compensation, and the accompanying narrative disclosure in this proxy statement. The board recommended and the shareholders elected to have this proposal submitted annually.

This proposal, commonly known as a “Say on Pay” proposal, gives our shareholders the opportunity to endorse or not endorse the executive compensation program and policies through the following resolution:

“Resolved, that the shareholders approve the compensation of the named executive officers, as disclosed in the Compensation Discussion and Analysis, the compensation tables, and related material in this proxy statement.”

This vote will not be binding on the Board and may not be construed as overruling a decision by the board nor to create or imply any additional fiduciary duty by the Board. However, the Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements.

The Board believes that the compensation practices of the Company are designed to accomplish the objectives described in the Compensation Discussion and Analysis and that they are appropriately aligned with the long-term success of the Company and the interests of shareholders.

Voting Standard

This matter will be decided by the affirmative vote of a majority of the votes cast at the annual meeting. On this matter, abstentions and broker non-votes will have no effect on the voting. Accordingly, it is particularly important that beneficial owners of our stock instruct their brokers or nominees how to vote their shares.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” APPROVAL OF THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS.

PROPOSAL 3: The Ratification of the Appointment of Ernst & Young LLP as the Independent Registered Public Accounting Firm for the Year 2020

The Audit Committee (“the committee” in this section) has engaged Ernst & Young LLP (“Ernst & Young”) as the Company’s independent registered public accounting firm for the year 2020. In accordance with established policy, the board is submitting this proposal to the vote of the shareholders for ratification. In the event the appointment is not ratified by a majority of the shareholders it is anticipated that no change in auditors will be made for the current year because of the difficulty and expense of making a change so long after the beginning of the year, but the vote will be considered in connection with the auditor appointment for 2021.

In reaching its decision to engage Ernst & Young, the committee considered the independence factors, the length of the audit firm’s tenure as the Company’s independent auditor, the audit firm’s past performance, the audit firm’s relationship with the committee and with management, and the fee structure that was negotiated. After discussion of these factors, the committee concluded that it was in the best interests of shareholders to continue the engagement of Ernst & Young as our independent registered public accounting firm for 2020.

Ernst & Young provides tax compliance services for trust clients of Sandy Spring Bank, the fees for which are billed to those clients. These services, which are permissible under applicable SEC and PCAOB independence standards, were pre-approved by the committee.

Representatives of Ernst & Young will be available during the annual meeting to respond to appropriate questions.

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Voting Standard

In voting to ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2020, shareholders may vote for the proposal, against the proposal or abstain from voting. This matter will be decided by the majority of the votes cast at the annual meeting. On this matter, abstentions will have no effect on the voting.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE RATIFICATION OF ERNST & YOUNG LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2020.

Audit and Non-Audit Fees

The following table presents fees for professional audit services rendered for the audit of the annual financial statements of the Company and subsidiaries by Ernst & Young for the years ended December 31, 2018 and December 31, 2019, together with fees billed for other services.

	2019	2018
Audit Fees(1) (2)	$875,600	$964,200
Tax Services(3)	-	45,000
All other fees(4)	178,987	164,300
Total	$1,054,587	$1,173,500
(1)	Audit fees consist of fees for professional services rendered for the annual audit of the Company’s consolidated financial statements, including the integrated audit of internal control over financial reporting, and review of financial statements included in the Company’s quarterly reports on Form 10-Q and services normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements.
(2)	Also includes fees related to implementation of the current expected credit loss model.
(3)	Tax services consist of all tax compliance services for half a year in 2018.
(4)	All other fees consist of 1099 processing fees for trust clients of Sandy Spring Bank.

Audit Committee's Preapproval Policies and Procedures for Audit

and Non-Audit Services

The committee is required to pre-approve all auditing services and permitted non-audit services provided by the Company’s independent registered public accounting firm, Ernst & Young. An exception for preapproval of non-audit services may be made if:

•	the aggregate amount of all such non-audit services provided to the Company constitutes not more than 5% of the total amount of revenues paid by it to the independent registered public accounting firm during the fiscal year in which the non-audit services are provided;

•	such services were not recognized by the Company at the time of the engagement to be non-audit services; and the non-audit services are promptly brought to the attention of the committee and approved by the committee or by one or more members of the committee to whom authority to grant such approval has been delegated by the committee prior to the completion of the audit.

All audit services, tax services and permitted non-audit services to be performed by Ernst & Young have been preapproved by the committee as required by SEC regulations and the committee's charter without exception. The committee also has determined that the amount and nature of non-audit services rendered by Ernst & Young to the Company is consistent with its independence.

Report of the Audit Committee

The Company’s management is responsible for its internal controls and financial reporting process. The Company’s independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements and issuing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United Stated and expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. The Company's Audit Committee is appointed by the Board to assist the board in monitoring: (1) the integrity of the financial statements and financial reporting including the proper operation of internal controls over financial reporting, disclosure controls and procedures, and certifications made in accordance with the Sarbanes-Oxley Act of 2002; (2) compliance with legal and regulatory requirements, and (3) the independence and performance of internal and external auditors.

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All members of the committee are independent and financially literate as defined in applicable law, regulations of the SEC, Nasdaq listing rules, the Federal Deposit Insurance Act and related regulations. Pamela A. Little, the CFO of a private government contractor, has been identified by the board as meeting the definition of an audit committee financial expert under SEC regulations.

The committee is directly responsible for the appointment and oversight of the independent registered public accounting firm including review of their general qualifications, specific experience in the financial sector, and compensation structure. The Committee has engaged Ernst & Young LLP since 2013.

In 2019, the committee met eight times (four times in person and four times by teleconference to approve quarterly earnings releases) to carry out its duties and responsibilities as set forth in the Audit Committee Charter which may be found on the Company’s Investor Relations website.

Among these duties, the committee:

•	reviewed and discussed with management and Ernst & Young the scope and effectiveness of the Company’s Sarbanes-Oxley Act disclosure controls and procedures;

•	reviewed and discussed the Company’s audited and unaudited financial statements with management and Ernst & Young each quarter, prior to filing with the SEC and releasing to the public, for purposes of evaluating their accuracy and fair presentation of the Company’s financial condition;

•	discussed with Ernst & Young all matters required to be discussed by Auditing Standard No. 1301 (Communications with Audit Committees)(formerly Auditing Standard No. 16) and other applicable laws and regulations including, but not limited to, the audit strategy, scope and plan for the audit work, and the significant risks and areas of audit focus;

•	met with Ernst & Young, with and without members of management present, to discuss the results of their evaluation of the integrity of the Company’s financial reporting;

•	received and reviewed the written disclosures and the letter from Ernst & Young required by applicable standards of the Public Company Accounting Oversight Board;

•	reviewed and discussed with Ernst & Young the matter of auditor independence;

•	met regularly with the Company’s chief internal auditor, with and without members of management present, to review and approve the annual risk-based audit plan, to review all audit reports, to track the timely resolution of any findings, and to assess the performance of the chief internal auditor; and

•	reviewed and monitored compliance with the “whistleblower” provisions of the Sarbanes-Oxley Act.

Based upon the review, discussion, disclosures, and materials described above, the committee recommends to the Board that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2019.

March 11, 2020	Pamela A. Little, Chairman
Mark E. Friis
James J. Maiwurm
Robert L. Orndorff
Joe R. Reeder

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General Information

Notice and Accessibility of Proxy Materials

For our 2020 annual meeting, to save significant printing and mailing expenses, the Company is furnishing its proxy statement and annual report via the Internet according to the SEC rules for “Notice and Access.” On April 24, 2020, the Company mailed a Notice of Internet Availability of Proxy Materials (“Notice”) to all shareholders who had not previously elected to receive their proxy materials by mail or electronically containing instructions on how to access this proxy statement and our annual report and how to vote online. Upon receipt of the Notice, shareholders may choose to request a printed copy of proxy materials at no charge, and this preference will be maintained for future mailings.

To further reduce costs, the Company utilizes the householding rules of the SEC that permit the delivery of one set of proxy materials or notice of availability of these materials to shareholders who have the same address. If you wish to receive a separate copy of this proxy statement and annual report or notice of availability of these materials for each shareholder at your household, please follow the instructions on the Notice, and materials will be mailed to you at no charge. If a broker, or other nominee, holds your shares, please contact your broker or nominee.

Who Can Vote and What Constitutes a Quorum

Shareholders of Company common stock, par value $1.00 per share, as of the close of business on the Record Date may vote. Each share of common stock is entitled to one vote. As of the Record Date 47,322,791 shares of common stock were outstanding and eligible to vote. When you exercise your right to vote, you authorize the persons named as proxies to vote your shares per your instructions whether or not you attend the annual meeting. The presence, in person or by proxy, of at least a majority of the total number of outstanding shares of common stock is necessary to constitute a quorum at the annual meeting. Proxies marked as abstentions and proxies for shares held in the name of a broker, or other nominee, marked as not voted (broker non-votes) will be counted only for purposes of determining a quorum at the annual meeting.

Exercising Your Right to Vote

By submitting your proxy instructions in time to be voted at the Annual Meeting, the shares represented by your proxy will be voted in accordance with those instructions. If you submit a signed proxy card and do not specify how you want to vote your shares, we will vote your shares in accordance with the recommendations of the board. If your shares are held with the Company’s transfer agent, Computershare, or in an employee benefit plan, and you do not return your proxy, no votes will be cast on your behalf.

The Board does not know of any other matters that are to come before the annual meeting except for incidental or procedural matters. If any other matters are properly brought before the annual meeting, the persons named in the accompanying proxy card will vote the shares represented by each proxy on such matters in accordance with their best judgment.

Shares Held Through a Broker

If you hold your shares through a broker, or other nominee, it is critical that you cast your vote if you want it to count for Proposals 1 and 2.  Your broker is not allowed to vote shares on your behalf on such matters without your specific instruction.  If you do not instruct your broker how to vote on these matters, no votes will be cast on your behalf. Your broker will have discretion to vote any uninstructed shares on matters considered routine items, such as the ratification of the appointment of the independent registered public accounting firm (Proposal 3).

Telephone and Internet Voting

We are pleased to offer our shareholders the convenience of voting by telephone and Internet. Please refer to your Notice or proxy card for instructions. If you hold your shares in street name, your broker may allow you to provide voting instructions by telephone or via the Internet. Please refer to the instructions provided by your broker.

How to Attend the Virtual Annual Meeting and What You Will Need

There will be no physical location for the 2020 Annual Meeting. The meeting will be held live via webcast. Shareholders will need to access www.meetingcenter.io/221737041 on June 4, 2020 by 10:00 a.m. and register using the control number found on your Notice or proxy card. You must have the control number in order to vote your shares at the meeting. Shareholders who own Company stock through a broker or other nominee and wish to vote during the meeting, will need to ask the holder for a legal proxy and request a control number from Computershare in order to submit a vote.

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Changing Your Vote

Registering to attend the virtual Annual Meeting will not automatically revoke your proxy. However, you may revoke your proxy at any time prior to its exercise by (1) filing a written notice of revocation with Aaron M. Kaslow, General Counsel and Secretary; or (2) delivering a duly executed proxy bearing a later date; or (3) attending the virtual Annual Meeting in real time and casting your ballot in person.

Costs of Proxy Solicitation

The cost of soliciting proxies will be borne by the Company. In addition to the solicitation of proxies by mail, the Company also may solicit proxies through its directors, officers, and employees. The Company will also request persons, firms, and corporations holding shares in their names or in the name of nominees that are beneficially owned by others to send proxy materials to and obtain proxies from those beneficial owners and will reimburse the holders for their reasonable expenses in doing so.

Tabulation of Votes and Public Announcement of Results

The Board has appointed the Company’s transfer agent, Computershare, to act as inspector of election at the annual meeting of shareholders. A designated representative from Computershare, under oath, will carry out the duties of tabulating the votes at the meeting. The results will be announced at the end of the meeting, and filed with the SEC on Form 8-K within four business days. Shareholders may view the Form 8-K on the investor relations page of www.sandyspringbank.com.

Shareholder Proposals and Communications

From time to time, individual shareholders may wish to submit proposals that they believe should be voted upon by the shareholders. In order to be included in the proxy materials to be provided to shareholders in advance of the 2021 annual meeting, notice of a shareholder proposal must be received on or prior to December 24, 2020; however, if the 2021 annual meeting is held more than 30 days before or after June 4, 2021, the deadline for receipt of such notice is any date allowing a reasonable time before we provide the proxy materials to our shareholders. Any such proposals shall be subject to the requirements of the proxy rules adopted under the Securities Exchange Act of 1934.

In addition, the Company's bylaws require that to be properly brought before an annual meeting, shareholder proposals for new business must be delivered to or mailed and received by the secretary not less than thirty nor more than ninety days prior to the date of the meeting; provided, however, that if less than forty-five days’ notice of the date of the meeting is given to shareholders, such notice by a shareholder must be received not later than the fifteenth day following the date on which notice of the date of the meeting was mailed to shareholders or two days before the date of the meeting, whichever is earlier. Each such notice given by a shareholder must set forth certain information specified in the bylaws concerning the shareholder and the business proposed to be brought before the meeting.

Shareholders also may nominate candidates for election as a director, provided that such nominations are made in writing and received at the Company’s executive offices not later than January 22, 2020. The nomination should be sent to the attention of Aaron M. Kaslow, General Counsel and Secretary, at Sandy Spring Bancorp, Inc., 17801 Georgia Avenue, Olney, Maryland 20832, and must include, concerning the director nominee, the following information: full name, age, date of birth, educational background and business experience, including positions held for at least the preceding five years, home and office addresses and telephone numbers, and a signed representation to timely provide all information requested by the Company for preparation of its disclosures regarding the solicitation of proxies for election of directors. The name of each such candidate for director must be placed in nomination at the annual meeting by a shareholder present in person. The nominee must also be present in person at the annual meeting. A vote for a person who has not been duly nominated pursuant to these requirements will be deemed to be void.

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Shareholders may communicate with the Board or any individual director by addressing correspondence to the Board or such director in care of the secretary at the Company's main office by mail, courier, or facsimile or by e-mail through the Company’s "contact information" on the investor relations page of www..

By order of the board of directors,

Olney, MD	Aaron M. Kaslow
April 24, 2020	General Counsel & Secretary

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Sandy Spring Bancorp

VOTE

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ENDORSEMENT_LINE______________ SACKPACK_____________

MR A SAMPLE
DESIGNATION (IF ANY)
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Your vote matters – here's how to vote!

You may vote online or by phone instead of mailing this card.

Online
Go to **www.investorvote.com/SASR** or scan the QR code — login details are located in the shaded bar below.

Phone
Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada

Save paper, time and money! Sign up for electronic delivery at www.investorvote.com/SASR

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

2020 Annual Meeting Proxy Card

1234 5678 9012 345

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 and 3.

1. Election of Directors:

	For	Withhold		For	Withhold		For	Withhold
01 - Mark E. Friis	☐	☐	02 - Brian J. Lemek	☐	☐	03 - Pamela A. Little	☐	☐
04 - James J. Maiwurm	☐	☐	05 - Craig A. Ruppert	☐	☐	06 - Walter Clayton Martz II	☐	☐
07 - Christina B. O'Meara	☐	☐						

B Authorized Signatures — This section must be completed for your vote to count. Please date and sign below.

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
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Sandy Spring Bancorp, Inc's Annual Meeting of Shareholders will be held on Thursday June 4, 2020 at 10:00 a.m. Eastern Time, virtually via the internet at www.meetingcenter.io/221737041.

To access the virtual meeting, you must have the 15-digit number that is printed in the shaded bar located on the reverse side of this form.

The password for this meeting is — SASR2020.

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Shareholders. The material is available at: www.envisionreports.com/SASR

Small steps make an impact.

Help the environment by consenting to receive electronic delivery, sign up at www.investorvote.com/SASR

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Sandy Spring Bancorp, Inc.

Notice of 2020 Annual Meeting of Shareholders
Proxy Solicited by Board of Directors for Annual Meeting — June 4, 2020

Philip J. Mantua and Aaron M. Kaslow or either of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the annual meeting of shareholders of Sandy Spring Bancorp, Inc. to be held on June 4, 2020 at 10:00 a.m. or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted as directed by the shareholder. If no such directions are indicated, the Proxy holders will have authority to vote FOR each of the director-nominees (Proposal 1), FOR the non-binding resolution to approve the compensation for the named executive officers (Proposal 2) and FOR the ratification of the appointment of Ernst & Young LLP as the independent registered public accounting firm for 2020 (Proposal 3). In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

(Items to be voted appear on reverse side)

C Non-Voting Items

Change of Address — Please print new address below.

Comments — Please print your comments below.